UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant ☐

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PROXIM WIRELESS CORPORATION
(Name of Registrant as Specified In Its Charter)

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PROXIM WIRELESS CORPORATION
____________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2008
____________________________

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Proxim Wireless Corporation, a Delaware corporation (“Proxim” or the “Company”), to be held on May 21, 2008, at 9:00 a.m. local time, at Proxim’s principal executive offices at 2115 O’Nel Drive, San Jose, CA  95131.

At this meeting, you will be asked to vote upon the following matters:

1.	To elect five directors to hold office until the next annual meeting of stockholders;

2.	To approve an amendment to our 2004 Stock Plan increasing the shares issuable thereunder by 1,500,000;

3.
To approve an amendment to our 2004 Stock Plan to require that both incentive stock options and non-qualified stock options have an exercise price at least equal to the fair market value of the Company’s common stock on the date of grant;

4.
To require the committee administering the 2004 Stock Plan to make equitable adjustments to outstanding stock rights in the event of specified non-routine dividends and changes in the Company’s common stock (as opposed to such adjustments being optional); and

5.	To transact such other business as may properly come before the meeting and at any adjournment of the meeting.

Stockholders of record at the close of business on March 28, 2008 will be entitled to vote at this meeting and at any adjournment of the meeting.

Please mark, sign, date, and return the enclosed form of proxy as promptly as possible to assure your representation at the meeting.

By Order of the Board of Directors

/s/ David L. Renauld

April 11, 2008	David L. Renauld, Secretary

PROXIM WIRELESS CORPORATION
2115 O’NEL DRIVE
SAN JOSE, CA  95131

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

We are furnishing this proxy statement to our stockholders in connection with the solicitation by our board of directors of proxies for use at the annual meeting of stockholders to be held on Wednesday, May 21, 2008 at 9:00 a.m. at 2115 O’Nel Drive, San Jose, CA  95131 and any adjournment thereof.  A copy of our 2007 Annual Report on Form 10-K is being mailed with this proxy statement to each stockholder entitled to vote at the meeting.  This proxy statement and accompanying proxy materials will first be mailed to all stockholders entitled to vote at the meeting on or about April 11, 2008.

Record Date and Outstanding Shares

The board of directors has fixed the close of business on March 28, 2008 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting.  Accordingly, only holders of record of shares of our common stock at the close of business on that date will be entitled to notice of and to vote at the annual meeting and any adjournment thereof.

At the close of business on March 28, 2008, 23,407,101 shares of our common stock were outstanding and eligible to vote at the annual meeting.  In addition to those shares, we expect that an additional 111,968 shares of our common stock will be issued when the final former Terabeam Corporation and Telaxis Communications Corporation stockholders convert their shares of those companies into shares of our common stock.  Since those additional shares are committed to enable those conversions, we generally treat those additional shares as outstanding for our internal calculation purposes and also in this proxy statement (except when describing the quorum and number of shares entitled to vote at the annual meeting).  We believe this treatment gives a more accurate description of our capitalization.  Therefore, including these additional shares, at the close of business on March 28, 2008, 23,519,069 shares of our common stock are treated as outstanding in this proxy statement (except when describing the quorum and number of shares entitled to vote at the annual meeting).

Quorum and Votes Required

Each holder of record of shares of our common stock on the record date is entitled to cast one vote per share, in person or by properly executed proxy, on any matter that may properly come before the annual meeting.  The presence in person or by properly executed proxy of the holders of a majority of the shares of our common stock outstanding on the record date is necessary to constitute a quorum at the annual meeting.  In general, we will treat votes withheld from the nominees for election of directors, abstentions, and broker non-votes as present or represented for purposes of determining the existence of a quorum.

Each director will be elected at the annual meeting by a plurality of the votes cast by the stockholders entitled to vote at the election.  Votes withheld from the nominees and broker non-votes will not affect the outcome of the vote on this proposal.

The approval of each of the three proposed amendments to our 2004 Stock Plan requires the affirmative vote of the holders of a majority of our shares present, in person or by proxy, at the annual meeting and entitled to vote on this proposal.  Abstentions will have the same effect as votes against these proposals.  Broker non-votes will not affect the outcome of the vote on these proposals.

Proxy Voting and Revocation

All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld.  Where a choice is specified as to a given proposal, the proxies will be voted in accordance with the specification.  If no choice is specified, the persons named in the proxies intend to vote FOR the election of the nominees for director and FOR the approval of each of the three amendments to our 2004 Stock Plan.

The board of directors does not know of any matters, other than the matters described in this proxy statement, which are expected to be presented for consideration at the annual meeting.  If any other matters are properly presented for consideration at the annual meeting, the persons named in the accompanying proxy will have discretion to vote on such matters in accordance with their best judgment.

Stockholders who execute proxies may revoke them at any time before such proxies are voted by filing with our Secretary, at or before the annual meeting, a written notice of revocation bearing a later date than the proxy or by executing and delivering to our Secretary at or before the annual meeting later-dated proxies relating to the same shares.  Attendance at the annual meeting will not have the effect of revoking a proxy unless the stockholder so attending so notifies our Secretary in writing at any time prior to the voting of the proxy.  Our Secretary’s name and address are David L. Renauld, 881 North King Street, Suite 100, Northampton, MA 01060.

Solicitations

Proxies are being solicited by and on behalf of our board of directors.  We will bear the entire cost of solicitation of proxies.  In addition to solicitation by mail, our directors, officers, and regular employees (who will not be specifically engaged or compensated for such services) may solicit proxies by telephone or otherwise.  Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy materials to their clients who beneficially own shares of our common stock, and we will reimburse them for their expenses.

PROPOSAL 1
ELECTION OF DIRECTORS

Under our by-laws, the board of directors consists of one or more members, the number of which is determined from time to time by the board.  The board has established the current number of directors as six.  Each of our directors is elected at each annual meeting of stockholders.

We currently have six members on our board of directors.  The six current directors are John W. Gerdelman, J. Michael Gullard, Alan B. Howe, Pankaj S. Manglik, Daniel A. Saginario, and Robert A. Wiedemer.  Messrs. Gerdelman, Gullard, Howe, Manglik, and Wiedemer have all been re-nominated for election as directors of the Company.  Mr. Saginario has informed the board of directors that he desired to retire from the board and not stand for re-election at the upcoming annual meeting.  Because this would leave a vacancy on our current six-member board, the board of directors has already established that the size of the board will be reduced from six members to five members effective as of the close of the polls for election of directors at the upcoming annual meeting.

Messrs. Gullard and Howe were originally nominated for election as a director of the Company on the recommendation of Lloyd I. Miller, III, one of our significant stockholders.

These five nominees constitute the only nominees for election.  Proxies cannot be voted for a greater number of persons than the five named nominees.  Each of these nominees has agreed to serve as a director if elected at the annual meeting.

It is intended that the persons named on the proxy card as proxies will vote shares of our common stock so authorized for the election of each of these five nominees to the board of directors.  Proxies may not be voted for more than five nominees.  The board of directors expects that each of these nominees will be available for election;

but if any of them should become unavailable, it is intended that the proxy would be voted for another nominee who would be designated by the board of directors, unless the number of directors is reduced.

The term of office of each director will continue until the next annual meeting of our stockholders or until his successor has been elected and qualified.

Mr. Manglik serves as our President and Chief Executive Officer.  Under the terms of his employment agreement with us, failure of our board of directors to nominate Mr. Manglik for election to the board as part of the board’s slate of nominees would give Mr. Manglik “good reason” to terminate that employment agreement and receive severance payments from us.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES DESCRIBED ABOVE.

The biographical summaries of the nominees for director of Proxim appear below under the heading “Board of Directors and Executive Officers.”

PROPOSAL 2
APPROVAL OF AMENDMENT TO 2004 STOCK PLAN
INCREASING ISSUABLE SHARES

Summary

The board of directors has authorized, and recommends for your approval, an amendment to our 2004 Stock Plan to increase the shares of common stock issuable thereunder by 1,500,000.  Our stockholders have previously approved 3,150,000 shares for issuance under the 2004 Stock Plan.  If the proposed amendment to the 2004 Stock Plan is approved, that number would be increased to 4,650,000.

On March 28, 2008, our aggregate stock plan pool under all of our stock plans, including the 2004 Stock Plan, consisted of 3,305,616 shares, 3,099,688 shares of which were subject to outstanding stock options and 205,928 shares of which were available for future issuance.  If the proposed amendment to the 2004 Stock Plan is approved, our aggregate stock plan pool would be 4,805,616 shares (as may be reduced by exercises or forfeitures of outstanding options after March 28, 2008).

Reasons for Proposed Increase in Stock Pool

We are seeking stockholder approval of an increase in the number of shares issuable under our 2004 Stock Plan to improve our ability to attract, retain, and motivate our management and other employees.  We believe that equity compensation aligns the interests of employees and non-employee directors with the interests of our other stockholders.  Historically, we have generally awarded only stock options to our employees and non-employee directors, but we may grant other forms of stock awards (such as restricted stock) to our employees in the future.  We believe that use of equity compensation provides an important tool for attracting, retaining, and motivating our employees and those who might serve as our consultants and allows us to maintain a competitive compensation program without increasing the use of cash.

The 2004 Stock Plan was designed to be flexible in providing for a variety of types of equity-based incentive awards, including incentive stock options, nonqualified stock options, restricted stock, unrestricted stock, and stock appreciation rights.  We believe that the flexible plan structure of the 2004 Stock Plan is important given the evolving nature of financial accounting and tax rules concerning equity-based incentive awards.  Like our other stock plans, the 2004 Stock Plan contains no “evergreen” or automatic replenishment provisions by which the number of shares available for issuance under the plan would be automatically increased either periodically or based on specific events.  That is why our board is seeking stockholder approval to increase the shares issuable under the plan.

On March 7, 2008, the Compensation Committee of our board of directors recommended this proposed amendment to the 2004 Stock Plan to our board of directors.  On March 7, 2008, our board of directors approved the proposed amendment to the 2004 Stock Plan, subject to stockholder approval at the May 21, 2008 annual meeting.  The board reviewed the number of future options or awards that may be granted under our existing stock plans.  Based on this review, the board determined that an insufficient number of shares are currently available under these plans to enable us to provide future grants of stock options and other stock awards to our employees and non-employee directors.  The board determined it would be appropriate to amend the 2004 Stock Plan instead of establishing a new plan given the recent nature of our 2004 Stock Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2004 STOCK PLAN INCREASING THE SHARES ISSUABLE THEREUNDER BY 1,500,000.

PROPOSAL 3
APPROVAL OF AMENDMENT TO 2004 STOCK PLAN
CONCERNING EXERCISE PRICE OF OPTIONS

Summary

The board of directors has authorized, and recommends for your approval, an amendment to our 2004 Stock Plan to require that both incentive stock options and non-qualified stock options have an exercise price at least equal to the fair market value of the Company’s common stock on the date of grant.  Previously, non-qualified stock options could have been issued pursuant to the 2004 Stock Plan with exercise prices below the fair market value of the Company’s common stock on the date of grant.

Specifically, the board of directors recommends that Section 6(a) of our 2004 Stock Plan be amended as indicated in the following paragraph (with deleted language struck through and new language underlined):

The exercise price for each ~~ISO~~ Option to acquire a share of the Company’s Common Stock will be at least equal to the fair market value per share of that Common Stock on the Date of Grant.  However, if the Optionee owns more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price for an ISO share must be at least one hundred ten percent (110%) of the fair market value per share on the Date of Grant, determined without regard to any restriction other than a restriction which, by its terms, will never lapse.  ~~The Committee may determine the exercise price of Non-Qualified Options in its sole discretion.~~

The full text of proposed Section 6(a) of our 2004 Stock Plan, as amended, is included in Appendix A to this proxy statement.

Reason for Proposed Exercise Price Amendment

Although we have had the ability to issue non-qualified stock options with exercise prices below the fair market value of the Company’s common stock on the date of grant, we have not historically done so.  We have been advised by tax counsel that, under new Section 409A of the Internal Revenue Code, granting non-qualified options with exercise prices below the fair market value of the Company’s common stock on the date of grant would violate Section 409A and result in significant adverse tax consequences to the option holder.  Under regulations issued pursuant to Section 409A, all plans must be in full compliance with Section 409A by January 1, 2009.    Therefore, we are seeking stockholder approval of this amendment.

On March 7, 2008, the Compensation Committee of our board of directors recommended this proposed amendment to the 2004 Stock Plan to our board of directors.  On March 7, 2008, our board of directors approved this proposed amendment to the 2004 Stock Plan, subject to stockholder approval at the May 21, 2008 annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2004 STOCK PLAN REQUIRING THAT BOTH INCENTIVE STOCK OPTIONS AND NON-QUALIFIED STOCK OPTIONS HAVE AN EXERCISE PRICE AT LEAST EQUAL TO THE FAIR MARKET VALUE OF THE COMPANY’S COMMON STOCK ON THE DATE OF GRANT.

PROPOSAL 4
APPROVAL OF AMENDMENT TO 2004 STOCK PLAN
CONCERNING MANDATORY ADJUSTMENT OF STOCK RIGHTS

Summary

The board of directors has authorized, and recommends for your approval, an amendment to our 2004 Stock Plan to require the committee administering the 2004 Stock Plan to make equitable adjustments to outstanding stock rights in the event of specified non-routine dividends and changes in the Company’s common stock.  Previously such adjustments were optional at the committee’s discretion.

Specifically, the board of directors recommends that Section 11 of our 2004 Stock Plan be amended as indicated in the following paragraph (with deleted language struck through and new language underlined):

Adjustments.  Notwithstanding any other provision of this Plan, the Committee ~~may~~ shall at any time make or provide for such adjustments to this Plan, to the number and class of shares available under this Plan or to any outstanding Stock Rights, as it deems appropriate to prevent dilution or enlargement of rights, including adjustments in the event of distributions to holders of Common Stock of other than a normal cash dividend, and changes in the outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations and the like.  In the event of any general offer to holders of Common Stock relating to the acquisition of their shares, the Committee may make such adjustment as it deems equitable in respect of outstanding Stock Rights including, in the Committee's discretion, revision of outstanding Stock Rights so that they may be exercisable for the consideration payable in the acquisition transaction.  Any such determination by the Committee will be conclusive.

The full text of proposed Section 11 of our 2004 Stock Plan, as amended, is included in Appendix A to this proxy statement.

Reason for Proposed Mandatory Adjustment Amendment

We have been advised by tax counsel that, pursuant to Statement of Financial Accounting Standards No. 123 (Revised 2004) Share-Based Payment (“SFAS 123R”), the anti-dilution adjustment provision for outstanding stock rights must be mandatory (that is the committee must be required to make such adjustment rather than simply having the ability to do so) in order to avoid potential compensation charges in the event of a stock split or other capital adjustment.  Therefore, we are seeking stockholder approval of this amendment.

On March 7, 2008, the Compensation Committee of our board of directors recommended this proposed amendment to the 2004 Stock Plan to our board of directors.  On March 7, 2008, our board of directors approved this proposed amendment to the 2004 Stock Plan, subject to stockholder approval at the May 21, 2008 annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE AN AMENDMENT TO OUR 2004 STOCK PLAN REQUIRING THE COMMITTEE ADMINISTERING THE 2004 STOCK PLAN TO MAKE EQUITABLE ADJUSTMENTS TO OUTSTANDING STOCK RIGHTS IN THE EVENT OF SPECIFIED NON-ROUTINE DIVIDENDS AND CHANGES IN THE COMPANY’S COMMON STOCK.

Equity Compensation Plan Information

The following table and narrative provide information about our equity compensation plans as of December 31, 2007.  As such, these numbers do not reflect the proposed increase of 1,500,000 shares issuable under the 2004 Stock Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (1)(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(c)
Equity compensation plans approved by security holders	3,156,215	$2.98	141,823 (2)
Equity compensation plans not approved by security holders	15,000	$2.12	-
Total	3,171,215	$2.97	141,823
____________
(1) This column does not reflect the warrants outstanding on December 31, 2007 to purchase 55,000 shares of our common stock at an exercise price of $0.40 per share that we assumed in connection with our acquisition of Terabeam Corporation in June 2004 or the warrants outstanding on December 31, 2007 to purchase 925,000 shares of our common stock at an exercise price of $2.45 per share that we issued in connection with a private placement of our stock in July 2007.
(2) Consists of shares available for future issuance under our 2004 Stock Plan.

On July 17, 2001, our board of directors adopted our 2001 Nonqualified Stock Plan and reserved 375,000 shares of our common stock for issuance pursuant to that plan.  The 2001 plan provided for the grant of non-qualified stock options, performance share awards, and stock awards (restricted or unrestricted) to directors, officers, and employees.  The compensation committee of the board of directors generally administers the 2001 plan and recommended to the board of directors or decided itself the terms of stock rights granted, including the exercise price, the number of shares that may be purchased under individual option awards, and the vesting period of options.  The board of directors may amend, modify, or terminate the 2001 stock plan at any time as long as the amendment, modification, or termination does not impair the rights of plan participants under outstanding options or other stock rights.  Effective September 9, 2004, the 2001 plan was amended to reduce the number of shares of our common stock issuable thereunder to 175,764, which was the number of shares subject to outstanding options as of that date.  No further grants or awards will be made pursuant to the 2001 plan.

The 2004 Stock Plan provides for the granting of stock options, stock awards, stock appreciation rights, and other equity-based awards to our employees, directors, and consultants.  The maximum number of shares of our common stock that may be granted or issued under the 2004 Stock Plan is currently 3,150,000 shares and will be 4,650,000 shares if the proposed amendment is approved by our stockholders.  Based on the closing price of our common stock on the Nasdaq Capital Market on March 28, 2008 of $0.73 per share, the market value of 4,650,000 shares of our common stock was $3,394,500 and of 1,500,000 shares of our common stock was $1,095,000.  Once the proposed amendment to the 2004 Stock Plan is approved by our stockholders, equity grants may be made and shares issued under the plan as amended without further stockholder approval.

A summary of the principal features of the 2004 Stock Plan is set forth below.  This summary is qualified in its entirety by reference to the full text of the 2004 Stock Plan, which is attached as Appendix A to this proxy statement.  Both the summary below and the attached text of the 2004 Stock Plan are of the 2004 Stock Plan assuming each of the three proposed amendments is approved.  The only differences between the plan as it currently exists and the plan as amended are the plan as amended includes the effects of the three proposed amendments described above.

Description of 2004 Stock Plan As Amended

The following summary outlines the principal features of the 2004 Stock Plan as amended (the “Plan”).

Purpose.  The purpose of the Plan is to provide directors, officers, employees, and consultants of Proxim and its affiliates with additional incentives to contribute to Proxim’s future growth and success by increasing their capital stock ownership in Proxim.  The Plan provides a flexible framework that will permit our board of directors to develop and implement a variety of stock-based programs based on changing needs of Proxim, its competitive market, and regulatory climate.  Our board of directors believes it is in the best interest of our stockholders for officers, employees, and members of the board of directors of Proxim to own stock in Proxim and that such ownership will enhance Proxim’s ability to attract highly qualified personnel, strengthen its retention capabilities, enhance the long-term performance of Proxim and its subsidiaries, and vest in participants a proprietary interest in the success of Proxim and its subsidiaries.

Eligibility.  All directors, officers, employees, and consultants of Proxim and its affiliates are eligible to participate in the Plan.  As of March 28, 2008, we had 6 directors, 5 of whom are not current Proxim employees, and approximately 219 employees.

Administration.  Our board of directors and the Compensation Committee of our board of directors (collectively referred to as the “Plan Committee”) administer the Plan.  Our board of directors has adopted a policy that in general awards under the Plan will be granted by the Compensation Committee.  The Plan Committee has broad powers to administer the Plan, including the authority to determine the persons to whom equity grants are made, the type of the grant, the size of the grant, any vesting provisions, the exercise or purchase price, the duration of the equity grant, any restrictions on the equity grant, and the other terms and conditions of any grant.

Term of Plan.  The Plan will remain in effect until August 4, 2014 unless terminated earlier by the board of directors.  No equity grant may be made after the Plan has been terminated.

Maximum Number of Shares Issuable.  The maximum number of shares of our common stock that may be issued or issuable under the Plan may not exceed 4,650,000 shares.  All shares will be newly issued by Proxim or from Proxim’s treasury stock upon the exercise of an equity grant under the Plan.  The number of shares which may be issued under the Plan is subject to adjustment upon the occurrence of certain corporate events including the issuance of dividends in the form of stock, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, and liquidations.  Shares of our common stock subject to equity grants under the Plan which have expired, terminated, or been canceled or forfeited will be available for issuance or use in connection with future equity grants.

Annual Cap on Individual Awards.  In no event may any Plan participant be granted stock rights under the Plan with respect to more than 500,000 shares of our common stock (which number may be adjusted in accordance with the Plan) in any calendar year.  The number of shares of our common stock relating to a stock right granted to a participant in a calendar year that is subsequently forfeited, cancelled, or otherwise terminated will continue to count toward the foregoing limitation in such calendar year.  In addition, if the exercise price of a stock right is subsequently reduced, the transaction will be deemed a cancellation of the original stock right and the grant of a new one so that both transactions will count toward the maximum shares issuable in the calendar year of each respective transaction.

Award Types.  Individual awards under the Plan may take the form of one or more of incentive stock options, non-qualified stock options, stock appreciation rights (SARs), and stock purchases or awards (either restricted or unrestricted).  Although we believe that performance-based long-term incentives are a necessary component of our compensation program, we have designed the Plan to allow for flexibility to issue the types of equity-based compensation we believe are most appropriate in the circumstances.

Incentive Stock Options.  Only employees of Proxim or its affiliates may receive incentive stock options.  Incentive stock options entitle the holder to purchase a certain number of shares of our common stock at an exercise price specified at the time the option is granted.  The exercise price per share of common stock which may be purchased under an incentive stock option may not be less than 100% of the fair market value of a share of our common stock on the date the option is granted.  If the equity grant recipient owns more than 10% of our stock, then the exercise price must be at least 110% of that fair market value.  The aggregate fair market value of all shares of our common stock subject to incentive stock options for an employee which become exercisable by that employee for the first time during any year may not exceed $100,000.  Any incentive stock options granted to an employee owning more than 10% of our common stock must expire not more than 5 years from the date of grant, and all other incentive stock options must expire not more than 10 years from the date of grant.

Non-Qualified Stock Options.  Non-qualified stock options, which are stock options that are not incentive stock options, entitle the holder to purchase a certain number of shares of our common stock at an exercise price specified at the time the option is granted.  The exercise price per share of common stock which may be purchased under a non-qualified stock option may not be less than 100% of the fair market value of a share of our common stock on the date the option is granted.

SARs.  SARs may either be issued together with stock options or apart from stock options.  SARs are rights that, when exercised, entitle the holder to the appreciation in value of the number of shares of our common stock specified in the grant from either the exercise price of a share under the option (if the SAR is granted with an option) or the date granted (if the SAR is granted apart from any options) to the date exercised.  Under the terms of the Plan, the Plan Committee is authorized to provide for payment of a SAR upon exercise in either cash or stock.

Stock Awards and Purchases.  Under the Plan, the Plan Committee can issue restricted stock and unrestricted stock awards and bonuses.  Restricted stock consists of stock issued under the Plan that is subject to certain restrictions established by the Plan Committee.  Unrestricted stock is stock issued under the Plan without transfer, vesting, sale, or other similar restrictions.  The Plan Committee can also grant rights to purchase shares of our common stock under the Plan at prices and on such other terms as it determines in its sole discretion.

Exercise of Equity Grant.  If applicable, the vested portion of an equity grant may be exercised by giving written notice to Proxim at its designated office address identifying the equity grant being exercised, specifying the portion of the equity grant being exercised, and providing payment in one of the following forms:  (a) United States cash or cash equivalent or (b) at the discretion of the Plan Committee, (i) shares of our common stock previously issued to the equity grant holder having a fair market value on the date of exercise equal to the exercise price of the equity grant, (ii) delivery of the equity grant holder’s promissory note, (iii) a “cashless” exercise in which Proxim withholds from those shares that would otherwise be obtained on the exercise of such equity grant the number of shares having a fair market value on the date of exercise equal to the aggregate exercise price, (iv) a “cashless” exercise in which the equity grant holder uses a broker to sell the shares on its behalf, to use the proceeds to pay the exercise price and taxes, and then to distribute the excess to the equity grant holder in either cash or stock, or (v) any combination of the above payment options.

Fair Market Valuation Calculation.  The fair market value of a share of our common stock will be the closing price on the applicable date on the securities market where our common stock is traded, or if there were no sales on the date of grant, on the next preceding date within a reasonable period on which there were sales.  In the event that there were no sales in such a market within a reasonable period or if our common stock is not publicly traded on the applicable date, the fair market value will be as determined in good faith by the Plan Committee in its sole discretion.

Nontransferability of Equity Grants.  Equity grants are not assignable or transferable by the recipient, either voluntarily or by operation of law, except by will or by the laws of descent and distribution or as permitted by the Plan Committee in a specific situation.  During the lifetime of the recipient, no equity grant will be exercisable by or payable to anyone other than the recipient or his legal representative or permitted assignee.

Amendments.  The Plan may be terminated or amended by our board of directors in any manner allowed by law, but no amendment will be effective without approval of our stockholders if stockholder approval if required by applicable federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which our common stock may then be listed or quoted.  Neither our board of directors nor the stockholders may adversely alter or impair the rights of an equity grant holder without that holder’s consent.

Adjustments.  Notwithstanding any other provision of the Plan, the Plan Committee shall make or provide for such adjustments to the Plan, to the number and class of shares available under the Plan or to any outstanding equity grants, as it deems appropriate to prevent dilution or enlargement of rights, including adjustments in the event of distributions to holders of our common stock of other than a normal cash dividend, and changes in our outstanding common stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations and the like.  In the event of any general offer to holders of our common stock relating to the acquisition of their shares, the Plan Committee may make such adjustment as it deems equitable in respect of outstanding equity grants including, in the Plan Committee's discretion, revision of outstanding equity grants so that they may be exercisable for the consideration payable in the acquisition transaction.  Any such determination by the Plan Committee will be conclusive.

Withholding.  It will be a condition of our obligation to issue common stock upon exercise of an equity grant that the person exercising the equity grant pay, or make provision satisfactory to us for the payment of, any taxes which we are obligated to collect with respect to the issuance of our common stock upon such exercise.

Compliance with Laws.  Our obligation to sell and deliver shares of our common stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such shares and the availability of federal and appropriate state securities law registrations, qualifications, and/or exemptions.

Federal Income Tax Consequences of the 2004 Stock Plan As Amended

The following is a brief summary of the principal federal income tax consequences (based on current United States federal income tax laws) to equity grant recipients (“Participants”) and Proxim relating to stock options and other rights that may be granted under the Plan.  The Plan is not qualified under Internal Revenue Code Section 401(a).  This summary does not purport to cover all tax consequences relating to options and other rights, does not constitute tax advice, and, among other things, does not describe state, local, or foreign tax consequences.

In general, under the Internal Revenue Code as presently in effect, a Participant will not be deemed to recognize any income for federal income tax purposes at the time a stock option or SAR is granted or a restricted stock award is made, nor will Proxim be entitled to a tax deduction at that time.  However, when any part of a stock option or SAR is exercised, when restrictions on restricted stock lapse, or when an unrestricted stock award is made, the federal income tax consequence may be summarized as follows:

•
In the case of an exercise of a non-qualified stock option, the Participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the option price.  Upon subsequent disposition of the option stock, any appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss, depending on the length of time the Participant held the option shares.

•
In the case of an exercise of a SAR payable in unrestricted stock, or an award of unrestricted stock, the Participant will generally recognize ordinary income on the date of exercise or award, respectively, in an amount equal to the excess of the fair market value of any unrestricted shares received over the amount paid (if any) upon exercise or award.

•
In the case of an exercise of a non-qualified stock option or SAR payable in restricted stock, or in the case of an award of restricted stock, the federal income tax consequences to the Participant will depend on the nature of the restrictions.  Generally, the excess of the fair market value of the stock over the purchase price (if any) will not be taxable to the Participant as ordinary income in the year of receipt.  Instead, the Participant will incur tax in the year in which his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture in an amount equal to the excess of the fair market value of the stock in such year over the purchase price (if any).  However, the Participant may elect to recognize income when the stock is received, rather than when his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture, by making a so-called “83(b) election.”  If the Participant makes this election, the amount taxed to the Participant as ordinary income is determined as of the date of receipt of the restricted stock.

•
In the case of incentive stock options, there is generally no income tax liability at the time of exercise.  However, the excess of the fair market value of the stock on the exercise date over the option price is included in the Participant’s income for purposes of the alternative minimum tax.  If no disposition of the incentive stock option stock is made before the later of one year from the date of exercise and two years from the date of grant, the Participant will realize a capital gain or loss upon a sale of the stock, equal to the difference between the option price and the sale price.  If the stock is not held for the required period, ordinary income tax treatment will generally apply in the year of sale to the excess of the fair market value of the stock on the date of exercise (or, if less, the amount of gain realized on the disposition of the stock) over the option price, and the balance of any gain or any loss will be treated as capital gain or loss.  In order for incentive stock options to be treated as described above, the Participant must remain employed by Proxim (or a subsidiary in which Proxim holds at least 50 percent of the voting power) from the incentive stock option grant date until three months before the incentive stock option is exercised (unless the termination of employment results from death or disability).  If the Participant does not meet the employment requirement, the option will be treated for federal income tax purposes as a non-qualified stock option.

•
Proxim will not receive an income tax deduction as a result of the exercise of an incentive stock option, provided that the incentive stock option stock is held for the required period as described above.  Upon the exercise of a non-qualified stock option, the exercise of a SAR, the award of unrestricted stock, or the recognition of income on restricted stock, Proxim will generally be allowed an income tax deduction equal to the ordinary income recognized by the Participant, subject to certain restrictions.

Federal and state income and payroll taxes are required to be withheld by the Participant’s employer on the amount of ordinary income resulting to the Participant from the exercise of a non-qualified stock option or from the receipt or exercise of any other right as and when such ordinary income is recognized by the Participant under the rules discussed above.  However, no income or payroll taxes are required to be withheld if the Participant recognizes ordinary income from the disposition of ISO stock due to the ISO stock not being held for the required periods described above.

As previously stated, the foregoing is a general summary of the principal federal income tax consequences that are generally applicable to Participants in the Plan.  The summary does not discuss all aspects of federal income taxation that may be relevant to a particular Participant in light of such Participant’s personal investment circumstances.  For precise advice as to any specific transaction, each Participant should consult with his or her tax advisor.

Additional Information Regarding New Plan Benefits

Our current directors, executive officers, and other direct and indirect employees are currently eligible to receive stock options and other equity grants and rights under our 2004 Stock Plan and would continue to be eligible to receive stock options and other equity grants and rights under our 2004 Stock Plan if the proposed amendments to that plan are approved by our stockholders.  The following table describes options to purchase shares of our common stock under the 2004 Stock Plan that were held by the following persons as of March 28, 2008:

•	each of our named executive officers
•	our executive officers as a group
•	each current director (five of whom are also our nominees for election as directors)
•	all current non-employee directors as a group
•	all direct and indirect employees (other than our executive officers) as a group

Name	Number of Shares subject to Outstanding Options under 2004 Stock Plan as of March 28, 2008	Weighted Average Exercise Price of Those Options
Pankaj S. Manglik, President, Chief Executive Officer, and director	850,000	$2.77
Brian J. Sereda, Chief Financial Officer and Treasurer	75,000	$1.94
David L. Renauld, Vice President, Corporate Affairs, General Counsel, and Secretary	60,000	$2.08
Robert E. Fitzgerald, former Chief Executive Officer (1)	550,000	$3.28
All current executive officers as a group (2)	1,115,000	$2.70
John W. Gerdelman	45,000	$2.40
J. Michael Gullard	50,000	$1.22
Alan B. Howe	50,000	$2.31
Daniel A. Saginario	63,750	$2.40
Robert A. Wiedemer	60,000	$2.40
All current non-employee directors as a group	268,750	$2.16
All employees as a group (3)	984,287	$1.92
____________________
(1)	Mr. Fitzgerald ceased to be a Proxim employee in February 2008.
(2)	This group includes Messrs. Manglik, Sereda, Renauld, and Lionel Chmilewsky.
(3)	This group excludes Messrs. Manglik, Sereda, Renauld, Chmilewsky, and Fitzgerald.

Future awards under our 2004 Stock Plan are expected to be based upon our performance.  Accordingly, future awards under our 2004 Stock Plan are not determinable at this time.  Reference is made to the tables captioned “Summary Compensation Table for 2006 and 2007,” “Grants of Plan-Based Awards in 2007,” and “Outstanding Equity Awards at 2007 Fiscal Year-End” set forth below in this proxy statement for detailed information about recent stock option awards and outstanding amounts of these awards under our current stock plans (including our 2004 Stock Plan).  Reference is made to the discussion under the heading “Non-Management Directors’ Compensation for Fiscal 2007” set forth below in this proxy statement for information concerning our director compensation plan and stock options awards made to our directors in the most recent fiscal year and outstanding awards.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Our current directors and executive officers and their ages as of March 28, 2008 are as follows:

Name	Age	Position

Pankaj S. Manglik	43	President, Chief Executive Officer, and Director
Brian J. Sereda	47	Chief Financial Officer and Treasurer
David L. Renauld	42	Vice President, Corporate Affairs, General Counsel, and Secretary
Lionel Chmilewsky	46	Executive Vice President, Worldwide Sales
Alan B. Howe	46	Chairman of the Board of Directors
John W. Gerdelman	55	Director
J. Michael Gullard	63	Director
Daniel A. Saginario	64	Director
Robert A. Wiedemer	49	Director

Pankaj S. Manglik was promoted to his current position of President and Chief Executive Officer in January 2008.  He had been our President and Chief Operating Officer since May 2006 and has been a director since July 2006.  Prior to joining Proxim, Mr. Manglik was an independent consultant advising the boards of directors of venture capital-funded startup companies.  In January 2002, he co-founded Aruba Networks, which is now a publicly-traded wireless infrastructure company, and was served as its President, Chief Executive Officer, and Vice President at different times during his employment through May 2004.  Previously, he was Director of Product Management for Alteon Websystems, which was acquired by Nortel Networks.  Prior to Alteon, Mr. Manglik worked at Cisco Systems and Intel Corporation.  Under the terms of Mr. Manglik’s employment agreement with us, failure of our board of directors to nominate Mr. Manglik for election to the board as part of the board’s slate of nominees would give Mr. Manglik “good reason” to terminate that employment agreement and receive severance payments from us.

Brian J. Sereda has been our Chief Financial Officer and Treasurer since August 2006 and was Vice President of Finance and Corporate Controller of the Company from May to August 2006.  From February 2005 to April 2006, he was Vice President of Finance, Corporate Controller for Portal Software, a leading worldwide provider of billing and revenue management solutions for the global communications and media markets.  From April 2002 to October 2004, he was Vice President of Finance, Corporate Controller for Credence Systems Corp., a leading semiconductor test equipment manufacturer.  From April 2001 to April 2002, he was Director of Finance and Corporate Treasurer of Handspring Inc., a former leader in handheld computing that was acquired by Palm Inc.

David L. Renauld has been our Vice President, Corporate Affairs, General Counsel, and Secretary since May 2005.  From November 1999 to May 2005, he was our Vice President, Legal and Corporate Affairs and Secretary.  From January 1997 to November 1999, he was an attorney with Mirick, O’Connell, DeMallie & Lougee, LLP, a law firm in Worcester, Massachusetts.  From September 1991 to December 1996, he was an attorney with Richards, Layton & Finger, a law firm in Wilmington, Delaware.  Mr. Renauld holds a B.A. in mathematics/arts from Siena College and a J.D. from Cornell University.

Lionel Chmilewsky has been with our company since we acquired the operations of Proxim Corporation in July 2005 from the bankruptcy estate of that company.  He served as our Vice President, International Sales until July 2006, then was promoted to Senior Vice President, Proxim International in which position he served until January 2008, and then again was promoted to Executive Vice President, Worldwide Sales, the position he currently holds.  Mr. Chmilewsky served as Proxim Corporation’s Vice President, Europe, Middle East, and Africa sales from January 2004 to March 2005 at which point he was promoted to Vice President, International Sales.  Prior to Proxim Corporation, Mr. Chmilewsky served as Managing Director, Europe, Middle East, and Africa for Exfo, a fiber optic testing company from June 2000 to November 2003.

Alan B. Howe has been a director since May 2007 and Chairman of the Board of Directors since March 2008.  Mr. Howe has extensive operational expertise combined with corporate finance and business development experience.  Since May 2005, he has served as Vice President of Strategic and Wireless Business Development for Covad Communications, Inc., a national broadband telecommunications company.  From April 2001 to May 2005, Mr. Howe was a founding partner and principal at Broadband Initiatives, LLC, a boutique consulting and advisory firm.  Previously, Mr. Howe was Chief Financial Officer and Vice President of Corporate Development of Teletrac, Inc. for six years from 1995 to 2001 when the company was sold.  During his tenure, he assisted with the Chapter 11 reorganization of the company in 1999.  Mr. Howe joined Teletrac from Sprint, where he was Director of Corporate Development from 1994 to 1995 and one of the initial team members that helped start Sprint PCS.  Mr. Howe is a member of the board of directors of Alliance Semiconductor Corporation, Crossroads Data Systems, Inc., Dyntek, Inc., and Kitty Hawk, Inc., a company which commenced a Chapter 11 bankruptcy reorganization proceeding in October 2007.  Mr. Howe holds a B.A. in business administration from the University of Illinois and an M.B.A. from the Indiana University Kelley Graduate School of Business with a specialty in finance.  Mr. Howe was recommended to be a member of our board of directors by Lloyd I. Miller, III, one of our significant stockholders.

John W. Gerdelman has been a director since June 2004.  Since January 2004, Mr. Gerdelman has been Executive Chairman of Intelliden Corporation, a leading provider of intelligent networking software solutions.  From April 2002 to December 2003, Mr. Gerdelman took on the bankruptcy reorganization of Metromedia Fiber Networks, a provider of digital communications infrastructure, as President and Chief Executive Officer.  Metromedia Fiber Networks successfully emerged from Chapter 11 bankruptcy in September 2003 as AboveNet, Inc.  From January 2000 to April 2002, Mr. Gerdelman was Managing Partner of Morton’s Group LLC, an information technology and telecommunications venture group.  From April 1999 to December 1999, he served as President and Chief Executive Officer of USA.NET, a provider of innovative email solutions.  Previously, he had served as an Executive Vice President at MCI Corporation.  Mr. Gerdelman serves on the boards of directors of Brocade Communications Systems Inc., a provider of storage area networks solutions, Sycamore Networks, an optical gear company, and APAC Customer Services, Inc., a call center company.  Mr. Gerdelman is a graduate of the College of William and Mary with a degree in Chemistry and currently serves on their Board of Visitors.

J. Michael Gullard has been a director since November 2007.  Since 1984, he has been General Partner of Cornerstone Management, a company he founded which focuses on providing hands-on investing, strategic focus and direction for technology companies primarily in software and data communications.  From 1979 until 1984, he held various positions a Telecommunications Technology Inc., a manufacturer of microprocessor controlled telecommunications test equipment.  From 1972 until 1979, he held various financial and operational management positions with Intel Corporation, a semiconductor manufacturer.  Mr. Gullard is a member of the board of directors of Alliance Semiconductor Corporation, JDA Software Group, Inc., and Planar Systems, Inc. and Chairman of the board of directors of Dyntek, Inc.  Mr. Gullard holds a B.A. in economics and an M.B.A. in business, both from Stanford University.  Mr. Gullard was recommended to be a member of our board of directors by Lloyd I. Miller, III, one of our significant stockholders.

Daniel A. Saginario is not standing for re-election at the upcoming annual meeting.  He has been a director since April 2003 and served as Chairman of the board from June 2004 to March 2008.  From January 2000 until February 2003, he was Chief Executive Officer, President, and a director of ioWave, Inc., a manufacturer of point-to-point wireless equipment.  From January 1998 to January 2000, he was President of the Global Network Solutions division of L-3 Communications, a multi-billion dollar public company specializing in the supply of military technology.  Mr. Saginario also spent over thirty years in various positions at NYNEX (now Verizon), where his positions included President of NYNEX Interactive Information Services Company, a holding company managing certain of NYNEX’s investments, and Corporate Director – Strategic Planning & Corporate Development.  Mr. Saginario holds a B.B.A. from Baruch College and an M.B.A. from Pace University.  Mr. Saginario also served on the board of directors of Airnet Communications Corporation, a GSM-based cellular equipment provider from 2004 through 2006, and, as a board member, was involved in the voluntary bankruptcy reorganization of that company into a subsidiary of a private company in 2006.

Robert A. Wiedemer has been a director since December 2003.  Since February 2002, he has been Managing Partner of Business Valuation Center, a company he co-founded that is focused on the valuation of private, middle-market companies throughout the United States.  From June 2000 until January 2002, he held various positions at Pricesaroundtheworld.com, an Internet-based price research services firm, where he was promoted from Chief Financial Officer to Chief Executive Officer.  From October 1998 until May 2000, he was Managing Partner of The Netfire Group, a financial and marketing consulting firm.  Mr. Wiedemer holds a Masters Degree in Marketing from the University of Wisconsin – Madison.

The Board of Directors and Corporate Governance

We have established corporate governance practices designed to serve the best interests of Proxim and its stockholders.  We are in compliance with the currently applicable corporate governance requirements imposed by the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market.  We may make additional changes to our policies and procedures in the future to ensure continued compliance with developing standards in the corporate governance area.

Our board of directors has determined that each of Messrs. Gerdelman, Gullard, Howe, Saginario, and Wiedemer is an “independent director” as defined in the rules of the Nasdaq Stock Market.  In making this determination, the board considered the fact that Messrs. Gullard and Howe were originally nominated for election as a director of the Company on the recommendation of Lloyd I. Miller, III, one of our significant stockholders.  These five directors constitute a majority of our current directors, as required by the Nasdaq Stock Market.

Each member of our board of directors is elected each year at the annual meeting of stockholders for a one-year term of office.  Our executive officers named above serve at the discretion of the directors.  There are no family relationships among our directors and executive officers.

Contacting the Board of Directors

Stockholders interested in communicating directly with our board of directors, any committee of the board, the Chairman, the non-management directors as a group, or any specific director may do so by sending a letter to the Proxim Wireless Corporation Board of Directors, c/o Secretary, Proxim Wireless Corporation, 881 North King Street, Suite 100, Northampton, MA 01060.  Our Secretary will review the correspondence and forward it to the Chairman of the Board, Chairman of the Audit Committee, Chairman of the Compensation Committee, Chairman of the Governance and Nominating Committee, or to any individual director, group of directors, or committee of the board to whom the communication is directed, as applicable, if the communication is relevant to our business and financial operations, policies, and corporate philosophies.

Attendance of Directors at Annual Meetings

It is a policy of our board of directors that attendance of all directors at the annual meeting of stockholders is strongly encouraged but is not required.  Our 2007 annual meeting of stockholders was attended by all four of our current directors who were serving on our board at the time of the meeting.

Board of Director Meetings and Committees

The board of directors meets on a regularly scheduled basis and holds special meetings as required.  The board met ten times during 2007.  None of our incumbent directors attended fewer than 75% of the total number of meetings of the board and committees on which such board member served in 2007 during the period he served as a director or member of the committees.

We have a standing Audit Committee, Compensation Committee, and Governance and Nominating Committee, each of which was established by the board of directors.  Each of these committees operates under a written charter adopted by our board of directors defining their functions and responsibilities.  Each of the charters for our Audit Committee, Compensation Committee, and Governance and Nominating Committee is available on our website at the following respective locations:   http://www.proxim.com/about/investor/audit_commit.aspx; http://www.proxim.com/about/investor/comp_commit.aspx; http://www.proxim.com/about/investor/govern_charter.aspx.

Each of the current members of each of these committees is, and each of the members of each of these committees during 2007 was, independent as defined in the rules of the Nasdaq Stock Market.

The members of our Audit Committee during 2007 were Mr. Wiedemer (Chair), Mr. Gerdelman, Mr. Saginario (until May of 2007), and Mr. Howe (beginning in May 2007).  The members of our Audit Committee currently are Mr. Wiedemer (Chair), Mr. Gullard, and Mr. Howe.  The Audit Committee held six meetings during 2007.  The Audit Committee selects and engages our independent auditors, reviews and evaluates our audit and control functions, reviews the results and scope of the audit and other services provided by our independent auditors, and performs such other duties as may from time to time be determined by the board of directors.  The board of directors has determined that each of Messrs. Wiedemer, Gullard, and Howe is an “audit committee financial expert” as defined in Item 407 of Securities and Exchange Commission Regulation S-K.  The board made this determination after a qualitative assessment of each of their levels of knowledge and experience based on a number of factors, including formal education and work and other professional experience.

The members of our Compensation Committee during 2007 were Messrs. Saginario (Chair), Gerdelman, and Wiedemer.  The members of our Compensation Committee currently are Messrs. Gerdelman (Chair), Gullard, and Wiedemer.  The Compensation Committee held three meetings during 2007.  The Compensation Committee reviews the compensation and benefits of our executive officers, recommends and approves stock option grants under our stock option plans (a shared power with the full board of directors), makes recommendations to the board of directors regarding compensation matters, and performs such other duties as may from time to time be determined by the board of directors.  More information about our executive officer compensation is contained below under the heading “Compensation Discussion and Analysis.”

The members of our Governance and Nominating Committee during 2007 were Messrs. Gerdelman (Chair), Saginario, and Wiedemer.  The members of our Governance and Nominating Committee currently are Messrs. Gullard (Chair), Gerdelman, and Howe.  The Governance and Nominating Committee held two meetings during 2007.  The Governance and Nominating Committee recommends candidates for membership on the board of directors based on committee-established guidelines, consults with the Chairman of the board on committee assignments, considers candidates for the board of directors proposed by stockholders, periodically evaluates the processes and performance of the board, monitors and reports on developments in corporate governance, and performs such other duties as may from time to time be determined by the board of directors.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2007 were Messrs. Saginario (Chair), Gerdelman, and Wiedemer.  The members of our Compensation Committee currently are Messrs. Gerdelman (Chair), Gullard, and Wiedemer.

No member of our Compensation Committee is now, or at any time since the beginning of 2007 has been, employed by or served as an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure with the Company or any of its subsidiaries.  None of the Company’s executive officers are now, or at any time since the beginning of 2007 have been, a member of the compensation committee or board of directors of another entity, one of whose executive officers served as a member of our board of directors or Compensation Committee.

Director Nomination Process

The Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal and professional integrity and ethics.  The Governance and Nominating Committee will seriously consider only those candidates who have demonstrated exceptional ability and judgment and who are expected to be effective, in connection with the other nominees to or members of our board of directors, in providing the skills and expertise appropriate for Proxim and serving the long-term interests of our stockholders.  Candidates for director are reviewed in the context of the current composition of the board, Proxim’s operating and other business requirements, and the long-term interests of stockholders to maintain a balance of knowledge, experience, and capability on our board.  In the case of incumbent directors, the Governance and Nominating Committee reviews such directors’ overall service to Proxim during their term, including the number of meetings attended, level of preparation and participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.  In the case of new director candidates, the Governance and Nominating Committee also determines whether the nominee must be independent for Nasdaq Stock Market purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary.  The Governance and Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.  The Governance and Nominating Committee conducts any appropriate inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board.  The Governance and Nominating Committee considers such candidates’ qualifications and then selects a nominee or nominees for recommendation to the board.  The Governance and Nominating Committee retains the right to modify the qualifications and processes described in this paragraph from time to time.

The Governance and Nominating Committee will consider any qualified director candidates recommended by stockholders.  The Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not.  Stockholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the board may do so by delivering a written recommendation to the Governance and Nominating Committee at the following address: c/o Secretary, Proxim Wireless Corporation, 881 North King Street, Suite 100, Northampton, MA 01060, no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting.  Submissions must include, at a minimum, the full name of the candidate, sufficient biographical information concerning the candidate, including age, five-year employment history with employer names, positions held, and description of the employers’ businesses, whether such candidate can read and understand basic financial statements, and board memberships, if any.  Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Audit Committee Report

In connection with its function to oversee and monitor the financial reporting process of Proxim, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with our management;

•
discussed with Fitzgerald, Snyder & Co., P.C., our independent auditors for the fiscal year ended December 31, 2007, the matters required to be discussed by the statement on auditing standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
received the written disclosures and the letter from Fitzgerald, Snyder & Co., P.C. required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discussed with Fitzgerald, Snyder & Co., P.C. its independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

In evaluating the independence of our auditors, the Audit Committee considered whether the services they provided to our company beyond their audit and review of our financial statements was compatible with maintaining their independence.  The Audit Committee also considered the amount of fees they received for audit and non-audit services.

Audit Committee
Robert A. Wiedemer, Chairman
J. Michael Gullard
Alan B. Howe

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained below in this proxy statement with management.  Based on the review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement (and thereby incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2007).

Compensation Committee
John W. Gerdelman, Chairman
J. Michael Gullard
Robert A. Wiedemer

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of our board of directors has the responsibility for reviewing the compensation and benefits of our Chief Executive Officer and other executive officers and making recommendations to our board of directors regarding compensation matters.  The Compensation Committee also has the power to approve stock awards under our stock plans or alternatively to recommend the approval of awards to the full board of directors (although the board of directors has adopted a policy statement that generally stock awards should be approved by the Compensation Committee).  Thus, compensation matters for our executive officers are either approved or recommended by our Compensation Committee, which consists exclusively of independent members of our board of directors.  When executive compensation matters are approved by our full board of directors after recommendation by our Compensation Committee, any affected executive officer who is also a board member abstains from voting on any compensation matters affecting that officer.

In making compensation decisions for our executive officers other than the Chief Executive Officer, the Compensation Committee generally receives and takes into account specific recommendations from our Chief Executive Officer.

Each of our named executive officers has an employment agreement with us.  Details of those employment agreements are set forth below under the heading “Employment Agreements, Change-of-Control Provisions, and Potential Payments upon Termination or Change of Control” in this proxy statement.

Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of the Compensation Committee with respect to executive compensation are:

•	to attract, retain, and motivate qualified executives who make important contributions to the achievement of our business objectives and

•	to align the incentives of our executives with the creation of value for our stockholders

            Our compensation plans and policies currently, and we expect will continue to, compensate executive officers with a combination of base salary, cash bonuses tied to our financial performance and other measures, equity incentives, and customary employee benefits.  We currently intend to implement total compensation packages for our executive officers generally on par with compensation levels of comparable public companies.  Our Compensation Committee determines what it believes to be relevant comparable companies based on a variety of factors, including being in the same industry, being of comparable size, being in the same geographical region, and having similar financial performance.

Executive Compensation Components

The principal components for the compensation of our named executive officers are:

•	base salary
•	annual cash bonuses
•	long-term equity incentives (stock options)
•	other benefits and compensation

Base Salary

The base salaries that we pay to our executive officers are based on the level and scope of responsibility required of each executive, particular value, cost of living, and historical contributions to our success, and take into account the level of base salary paid by comparable companies for similar positions.  None of our executive officers has an employment agreement that provides for automatic or scheduled increases in base salary.  Our Compensation Committee reviews base salaries annually, generally early in the fiscal year, based on each executive’s performance during the prior fiscal year, and it adjusts salaries as it believes appropriate.  In February 2007, our Compensation Committee did recommend, and our board of directors did approve in March 2007, increasing the annual base salaries of Robert E. Fitzgerald, who was our Chief Executive Officer at the time, and David L. Renauld, our Vice President, Corporate Affairs and General Counsel, to $330,000 (from $309,000) and $194,250 (from $185,000), respectively.  In January 2008, our Compensation Committee did recommend, and our board of directors did approve, increasing the annual base salary of Pankaj S. Manglik from $330,000 to $346,500 in connection with his promotion to President and Chief Executive Officer.

Cash Bonus Opportunity

A significant element of the cash compensation of our executive officers is based upon an annual cash bonus opportunity.  Executive bonuses are used to focus our executive officers on achieving key corporate financial, business, and compliance objectives.  Bonuses, if any, are generally determined and paid on an annual basis after completion of the bonus year.

Under his employment agreement with us that was in effect in 2007, Mr. Fitzgerald, our Chief Executive Officer in 2007, was entitled to receive an annual performance bonus based on actual attainment of performance targets approved by the board of directors.  At target performance levels, Mr. Fitzgerald was entitled to receive a cash bonus equal to 100% of his base salary.  The board decided that Mr. Fitzgerald’s bonus for 2007 would be based on the following components with the following weightings:  revenue (25%), operating income/loss (15%), gross margin (10%), working capital (10%), stock price (10%), net income/loss (5%), earnings per share (5%), compliance with requirements of the Sarbanes-Oxley Act of 2002 (5%), compliance with Securities and Exchange Commission filing requirements (5%), product availability (5%), and employee development (5%).  Based on those components and the directors’ determination of achievement of those components, the directors granted Mr. Fitzgerald a bonus of $232,650 for 2007 in connection with the negotiation and finalization of the separation agreement and release between the Company and Mr. Fitzgerald in February 2008.  That separation agreement and release is discussed in more detail below under the heading “Material Relationships and Related Party Transactions” in this proxy statement.

Messrs. Manglik, Renauld, and Sereda are eligible for annual performance bonuses.  At target performance levels for 2007, Messrs. Manglik and Renauld were eligible for a cash bonus equal to 50% of their base salaries ($330,000 and $194,250, respectively, for 2007) and Mr. Sereda was eligible for a cash bonus of $50,000.  Our board of directors had previously established bonus criteria for the Company’s previous Chief Executive Officer, and the directors decided to apply these same criteria to Messrs. Manglik, Renauld, and Sereda.  Thus, the 2007 bonus was based on the following components with the following weightings:  revenue (25%), operating income/loss (25%), gross margin (10%), working capital (10%), stock price (10%), net income/loss (5%), earnings per share (5%), internal controls (5%), and product availability (5%).  Based on these components and the directors’ determination of achievement of those components, the directors granted Messrs. Manglik, Renauld, and Sereda bonuses in the respective amounts of $116,325, $68,473, and $35,250 on March 3, 2008.  In performing their analysis, the directors decided to exclude the impact of certain one-time charges.

Our directors have approved performance targets for fiscal year 2008 which will be used to determine the amount of cash bonus Mr. Manglik, our current President and Chief Executive Officer, will receive for 2008.  The directors decided that Mr. Manglik’s bonus for 2008 would be based on the following components with the following weightings:  revenue (20%), operating income/loss (25%), gross margin (10%), working capital (10%), stock price (5%), net income/loss (5%), earnings per share (5%), internal controls (5%), and product introductions and revenue (15%).  These components and weightings are subject to adjustment by the board if the board determines appropriate due to changed circumstances.  As was done in determining 2007 bonuses, the board or appropriate committee may choose to apply these components and weightings to establish bonuses for other executive officers.

Long-Term Equity Incentives

We believe that the long-term performance of our business is improved through the grant of stock-based awards so that the interests of our executive officers are aligned with the creation of value for our stockholders.  Additional purposes of our stock-based awards are to provide additional incentive to those directors, officers, and other employees of our company whose substantial contributions are essential to the continued growth and success of our business in order to strengthen their commitment to our company, to motivate such persons to faithfully and diligently perform their responsibilities, and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of our company.

We have a number of stock plans.  We have one active stock plan (our 2004 Stock Plan) pursuant to which stock options, restricted stock awards, unrestricted stock awards, and other stock-based equity awards may be granted and historical stock plans pursuant to which stock options are currently outstanding but under which no more stock options or other stock awards will be issued.

To date, we have granted the substantial majority of our equity awards in the form of stock options that vest with the passage of time.  While we currently expect to continue to use time-based stock options as the primary form of equity awards that we grant, we have considered and may in the future use alternative forms of equity awards, such as restricted stock, unrestricted stock, or performance-based stock options, in addition to or in replacement of time-based stock options.

We generally grant options to executive officers and other employees upon their initial hire and in connection with a promotion, and we have made broad-based periodic grants to all or a large portion of our employees based upon merit and in specific situations depending on market conditions.

In 2007, we did not grant any stock options or other stock-based awards to Messrs. Fitzgerald or Manglik.  We did grant stock options to Messrs. Renauld and Sereda.  A description of those grants and their terms is set forth below under the heading “Grants of Plan-Based Awards in 2007” in this proxy statement.

Consistent with our philosophy that stock-based awards should vest over time to retain qualified individuals, the grants to Messrs. Renauld and Sereda do vest over approximately a three year period.  Messrs. Renauld and Sereda’s options will vest as to 34% of the underlying shares on the first annual anniversary of the date of grant and then as to an additional 8.25% of the underlying shares on the first day of each January, April, July, and October until fully vested.  These are the typical vesting provisions in our stock options granted to our employees.

All of these 2007 options were granted at fair market value on the date of grant as determined by our board of directors.  The board of directors determined the fair market value of our common stock based on the trading value of our stock on the date of grant.

Other Benefits and Compensation

Each of our executive officers is eligible to participate in our employee benefits programs generally on the same terms as non-executive employees, including our 401(k) plan, flexible spending accounts plan, medical plan, dental plan, vision care plan, life and accidental death & dismemberment insurance policies, long-term and short-term disability plans, standard company holidays, and other typical employee benefit plans.  However, we paid the full cost of providing Mr. Fitzgerald medical (including his eligible dependents), life, disability, and accidental death and dismemberment insurance in 2007.

Termination of Employment and Change in Control Arrangements

We have entered into agreements with each of Messrs. Manglik and Renauld that provide them with severance benefits in the event of the termination of their employment under specified circumstances including following a change of control of Proxim.  These agreements, along with estimates of the dollar impact of the benefits payable under them, are described below under the heading “Employment Agreements, Change-of-Control Provisions, and Potential Payments upon Termination or Change of Control” in this proxy statement.

In 2007, we did have an employment agreement with Mr. Fitzgerald, our Chief Executive Officer at the time, that would have provided Mr. Fitzgerald with severance benefits in the event of his termination under specified circumstances including following a change of control of Proxim.  Mr. Fitzgerald’s employment with Proxim ceased in February 2008 and his employment agreement was terminated in connection with the cessation of his employment pursuant to a settlement agreement and release entered into in February 2008.  That separation agreement and release is discussed in more detail below under the heading “Material Relationships and Related Party Transactions” in this proxy statement.

We believe providing these benefits helps us compete for and retain executive talent and fosters the continued employment of our executive officers by allowing them to focus attention on their assigned responsibilities without distraction in the event of a possible change in control of Proxim.  After reviewing the practices of companies we believe are comparable, we believe that our severance and change-in-control benefits are generally in line with those provided to executives by comparable companies.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits our ability to deduct, for income tax purposes, compensation in excess of $1.0 million paid to our chief executive officer and the four most highly compensated officers of Proxim (other than the chief executive officer) in any year, unless the compensation qualifies as “performance-based compensation.”  The aggregate base salaries, bonuses, and non-equity compensation of each of our officers have not historically exceeded, and are not in the foreseeable future expected to exceed, the $1.0 million limit.  The Compensation Committee’s policy with respect to equity compensation is that it would prefer to cause the compensation to be deductible by Proxim; however, the Compensation Committee also weighs the need to provide appropriate incentives to our officers against the potential adverse tax consequences that may result under Section 162(m) from the grant of equity compensation that does not qualify as performance-based compensation.  The board and Compensation Committee has granted and may continue to grant equity compensation to our officers that does not qualify as performance-based compensation that could be in excess of the Section 162(m) limits in circumstances when the board or Compensation Committee believes such grants are appropriate.

EXECUTIVE COMPENSATION

Summary Compensation Table for 2006 and 2007

The following table summarizes the compensation earned for services rendered to us in all capacities during 2007 by our Chief Executive Officer at the time, our current Chief Executive Officer (who was our President and Chief Operating Officer in 2007), Chief Financial Officer, and our other executive officer in 2007.  We refer to these executives as our “named executive officers” elsewhere in this proxy statement.  More details about the information in this table is contained in the following portions of this “Executive Compensation” section of our proxy statement, including under the headings “Employment Agreements, Change-of-Control Provisions, and Potential Payments upon Termination or Change-of-Control” and “Grants of Plan-Based Awards in 2007.”

Name and		Salary	Bonus	Option Awards	All Other Compensation	Total
Principal Position	Year	($)	($)	($) (a)	($)	($)
Pankaj S. Manglik (b) President and Chief Executive Officer	2007 2006	330,000 198,000	116,325 34,400	503,333 503,328	990 (c) 405 (c)	950,648 736,133
Brian J. Sereda (d) Chief Financial Officer and Treasurer	2007 2006	200,000 127,308	35,250 11,333	14,690 36,417	660 (c) 514 (c)	250,600 175,572
David L. Renauld Vice President, Corp. Affairs, General Counsel, and Secretary	2007 2006	191,673 184,680	68,473 31,450	19,183 17,612	610 (c) 495 (c)	279,939 234,237
Robert E. Fitzgerald Former Chief Executive Officer (e)	2007 2006	324,346 308,731	232,650 105,060	370,867 319,288	13,579 (f) 14,665 (g)	941,442 747,744
_______________________
(a)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of options granted in 2007 as well as prior fiscal years, in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004) Share-Based Payment (“SFAS 123R”).  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information, refer to note 14 to our financial statements in our annual report on Form 10-K for the year ended December 31, 2007 as filed with the SEC.  More information about awards made in 2007 is contained below under the heading “Grants of Plan-Based Awards in 2007.”  These amounts reflect the Company’s accounting expense for these awards and may not correspond to the actual value that will be recognized by the executives.

(b)	Mr. Manglik became our President and Chief Operating Officer in May 2006 and was promoted to President and Chief Executive Officer in January 2008.
(c)	Represents premiums on term life insurance paid by the Company.
(d)	Mr. Sereda became our Chief Financial Officer and Treasurer in August 2006. He was our Vice President of Finance and Controller from May to August 2006.
(e)	Mr. Fitzgerald was our Chief Executive Officer in 2006 and 2007. His employment with Proxim ended in February 2008.
(f)	Represents health insurance premiums of $12,589 and term life insurance premiums of $990 paid by the Company.
(g)	Represents health insurance premiums of $13,829 and term life insurance premiums of $836 paid by the Company.

Grants of Plan-Based Awards in 2007

The following table provides information about equity awards granted to the named executive officers in 2007: (1) the grant date; (2) the date the equity awards were approved; (3) all option awards, which consist of the number of shares underlying stock options awarded to the named executives; (4) the exercise price of the stock option awards, which reflects the closing price of our common stock on the date of grant; and (5) the grant date fair value of each equity award computed under SFAS 123R.

	Grant	Date of	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Date	Approval	(#)	($/Share)	Awards (1)
Pankaj S. Manglik	-	-	-	-	-
Brian J. Sereda	10/11/07	10/11/07	25,000 (2)	1.44	$33,500
David L. Renauld	10/11/07	10/11/07	25,000 (2)	1.44	$33,500
Robert E. Fitzgerald	-	-	-	-	-
_________________________________
(1)
This column shows full grant date fair value of stock options under SFAS 123R granted to Messrs. Sereda and Renauld in 2007.  Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting schedule.  For stock options, fair value is calculated using the Black Scholes value on the grant date.  The Black Scholes value of Messrs. Sereda’s and Renauld’s options granted in 2007 were $1.34.  The fair value shown for option awards are accounted for in accordance with SFAS 123R.  For additional information on the valuation assumptions, refer to note 14 to our financial statements in our annual report on Form 10-K for the year ended December 31, 2007 as filed with the SEC.  These amounts reflect the Company’s accounting expense and may not correspond to the actual value that will be recognized by the named executives.

(2)
Each of Messrs. Sereda’s and Renauld’s stock options will vest as to 34% of the underlying shares on the first annual anniversary of the date of grant and then as to an additional 8.25% of the underlying shares on the first day of each January, April, July, and October until fully vested.  The options have a five year term.  The options were granted pursuant to the terms of our standard incentive stock option agreement for executive officers which was filed as an exhibit to the Form 8-K we filed with the SEC on August 4, 2006.

All options were granted in 2007 at fair market value on the date of grant as determined by our board of directors.

Half of the unvested options granted to Messrs. Sereda and Renauld in 2007 that would have vested on each vesting date become fully vested upon the occurrence of any of the following events:

•
a merger or consolidation of our company with any other company (other than such a transaction in which the pre-transaction shareholders of our company would own more than 50% of the resulting or combined company)

•	the sale of substantially all of our assets
•	the sale of more than 50% of our outstanding stock to an unrelated person or group

All stock options granted to Messrs. Sereda and Renauld in 2007 terminate on the earliest of:

•	three months after the date of termination of the executive’s employment if he ceases to be employed by us except as a result of his death or disability
•	one year after his death or disability
•	5 years from the date of grant

The above-described provisions of Messrs. Renauld’s and Sereda’s stock option agreements relating to acceleration and termination are standard provisions in our stock option agreements used generally for our employees.

Mr. Renauld’s employment agreement provides for acceleration of Mr. Renauld’s outstanding unvested stock options in specific circumstances.  Mr. Renauld’s employment agreement is described below under the heading “Employment Agreements, Change-of-Control Provisions, and Potential Payments upon Termination or Change of Control.”

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information on the current holdings of stock option awards by the named executive officers.  This table shows unexercised exercisable (vested) and unexercisable (unvested) option awards as of December 31, 2007.  None of the named executive officers has been granted any stock awards.  Each option grant is shown separately for each named executive officer.  The vesting schedule for each grant is shown following this table.

	Date of	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise	Option Expiration
Name	Grant	Exercisable	Unexercisable	Price ($)	Date
Pankaj Manglik	5/19/06	149,994	150,006 (1)	$2.53	5/19/11
	5/19/06	49,998	50,002 (1)	$3.79	5/19/11
	5/19/06	99,996	100,004 (1)	$5.06	5/19/11
Brian J. Sereda	10/11/07	0	25,000 (2)	$1.44	10/11/12
	8/2/06	10,562	14,438 (2)	$1.98	8/2/11
	5/23/06	12,625	12,375 (2)	$2.41	5/23/11
David L. Renauld	10/11/07	0	25,000 (2)	$1.44	10/11/12
	9/14/05	7,525	2,475 (3)	$2.73	9/14/10
	12/7/04	25,000	-	$2.47	12/7/09
	7/8/04	15,000	-	$4.76	7/8/09
	1/30/04	2,187	313 (4)	$6.35	1/30/09
	4/2/03	20,000	-	$0.96	4/2/13
	7/17/01	15,000	-	$2.12	7/17/11
	7/17/01	8,250	-	$2.12	7/17/11
	12/19/00	5,767	-	$5.76	12/19/10
	9/19/00	3,000	-	$27.32	9/19/10
	7/20/00	172	-	$114.00	7/20/10
	4/18/00	500	-	$161.00	4/18/10
	12/15/99	625	-	$50.40	12/15/09
	11/3/99	10,975	-	$32.00	11/3/09
	8/24/99	1,250	-	$18.00	8/24/09
Robert E. Fitzgerald	2/9/05	400,000	100,000 (5)	$3.34	2/9/10
	12/7/04	50,000	-	$2.72	12/7/09
	1/30/04	35,000	5,000 (4)	$6.99	1/30/09

___________________________________
(1)
Each of Mr. Manglik’s stock options vested as to 8 1/3% of the underlying shares on July 1, 2006 and then vests as to an additional 8 1/3% of the underlying shares on the first day of each January, April, July, and October until fully vested.

(2)
Each of these stock options will vest as to 34% of the underlying shares on the first annual anniversary of the date of grant and then as to an additional 8.25% of the underlying shares on the first day of each January, April, July, and October until fully vested.

(3)	825 of these options will vest on each of the next three quarterly anniversaries of the date of grant starting March 15, 2007.
(4)	These options vested on January 30, 2008.
(5)	These options vested on February 9, 2008.

Option Exercises in Fiscal 2007

None of our named executive officers acquired any of our shares of common stock in 2007 by exercise of stock options or upon vesting of stock awards.

Employment Agreements, Change-of-Control Provisions, and Potential Payments upon Termination or Change of Control

Employment Agreement with Pankaj S. Manglik

Pankaj Manglik served as our President and Chief Operating Officer during 2007 pursuant to the terms of a May 19, 2006 employment agreement.  In January 2008, Mr. Manglik was promoted to be our President and Chief Executive Officer and Mr. Manglik entered into a new employment agreement with us.  That new employment agreement replaced his previous agreement.  The summary below describes Mr. Manglik’s current January 2008 employment agreement rather than his superseded May 2006 employment agreement because we believe discussion of his current agreement is more relevant for our stockholders.

Under that employment agreement, we agreed to employ Mr. Manglik as our president and chief executive officer.  Mr. Manglik will report directly to the board, and our other officers and employees will report to Mr. Manglik.  The agreement also contemplates that Mr. Manglik will continue to serve on our board of directors.  The employment agreement has an initial term of five years, commencing January 14, 2008, unless sooner terminated and may be renewed for additional periods if we give Mr. Manglik notice of our intention to renew or negotiate a new agreement at least 90 days prior to the expiration of the term.  Mr. Manglik’s annual base salary was set at $346,500 subject to future adjustment.

In addition, Mr. Manglik is entitled to receive an annual performance bonus based on actual attainment of performance targets approved by the board of directors.  At target performance levels, Mr. Manglik shall receive a cash bonus equal to 100% of his base salary.  The board decided that Mr. Manglik’s bonus for 2008 would be based on the following components with the following weightings:  revenue (20%), operating income/loss (25%), gross margin (10%), working capital (10%), stock price (5%), net income/loss (5%), earnings per share (5%), internal controls (5%), and product introductions and revenue (15%).  Mr. Manglik is also entitled to receive additional bonus awards at the discretion of the board.

Mr. Manglik receives five weeks of paid vacation per year.  Mr. Manglik receives medical, life, disability, and accidental death and dismemberment insurance at Proxim cost and is also entitled to participate in our other benefit programs for executives or other employees.  If we issue equity rights in any of our subsidiaries or controlled entities to other employees, Mr. Manglik is also entitled to receive equity rights no less than the amount granted to the largest grantee with no less favorable terms.

Mr. Manglik may be entitled to receive severance benefits after termination of employment depending on the circumstances under which his employment terminates.  If Mr. Manglik’s employment is terminated by us for good cause (as narrowly defined in the employment agreement) or by Mr. Manglik without good reason (as defined in the employment agreement), Mr. Manglik will not be entitled to severance benefits.  If Mr. Manglik’s employment is terminated by us due to his death or total disability, Mr. Manglik (or his estate) would be entitled to (a) a payment based on a pro rated amount of his target annual bonus for the year of termination (based on the number of days worked divided by 365) and (b) in the case of total disability, continuation of his medical (including his eligible dependents), life, disability, and accidental death and dismemberment insurance benefits for a period of twelve months or receipt of a lump-sum amount in lieu thereof.  Mr. Manglik would also be entitled to severance benefits if his employment is terminated by us without good cause or by Mr. Manglik for good reason.  In those situations, Mr. Manglik generally is entitled to severance benefits of (a) a lump-sum payment equal to twelve months of base salary, (b) a lump-sum payment equal to the greater of his annual bonus at target performance levels for the portion of the year actually worked or six months pro rata bonus at target performance levels, (c) vesting in full of his unvested stock options, and (d) continuation of his medical (including his eligible dependents), life, disability, and accidental death and dismemberment insurance benefits for a period of twelve months or receipt of a lump-sum amount in lieu thereof.  However, if Mr. Manglik’s employment is terminated by us without good cause or by Mr. Manglik for good reason within a six month period following or at any time within the three month period prior to a change in control of Proxim, Mr. Manglik is entitled to severance benefits of (a) a lump-sum payment equal to twenty-one months of base salary, (b) a lump-sum payment equal to twenty-one months of his annual bonus at target performance levels, (c) continuation of his medical (including his eligible dependents), life, disability, and accidental death and dismemberment insurance benefits for a period of twelve months or receipt of a lump-sum amount in lieu thereof, and (d) vesting in full of his outstanding stock options and other unvested benefits.  The lump-sum payments generally are due to Mr. Manglik within five business days of termination, and all payments are subject to applicable withholding taxes.  In any case when Mr. Manglik is entitled to severance benefits, his vested stock options will remain exercisable for twelve months from the date of termination.  Our obligation to provide these severance benefits is contingent on Mr. Manglik providing a release of claims to us and resigning his board and other positions with Proxim and its affiliated entities.  There is no requirement on the employee to mitigate these benefits by seeking other employment.

The employment agreement contemplates Mr. Manglik being granted options to purchase 250,000 shares of our common stock.  We have granted these options pursuant to a non-qualified stock option agreement, dated as of January 28, 2008, having a per share exercise price of $0.82, the fair market value of our common stock on the date of grant.

Mr. Manglik agreed not to compete with us and not to adversely interfere with our employee, customer, supplier, and other business relationships during his employment and for one year after termination of his employment (subject to the provisions of California law), provided that we are in compliance with any obligation to provide severance benefits to Mr. Manglik and provided further that Mr. Manglik will be released from the noncompetition obligations if we terminate his employment without cause or if Mr. Manglik terminates his employment for good reason.  He agreed to disclose to us any business opportunity relating to our current or contemplated business that he conceives or of which he becomes aware during his employment by us.  He agreed to treat our non-public information confidentially, to use it only in the course of performing his duties, and to return all of our business information and other property to us in the event of his termination.  Mr. Manglik also agreed to assign to us any inventions and intellectual property he develops during his employment except for any invention developed by him on his own time using his own facilities that do not result from his work for us or relate to our current or contemplated business.

The following table summarizes the dollar impact to us if Mr. Manglik’s employment is terminated (1) due to his death or total disability, (2) by us without good cause or by him for good reason in the absence of a change in control, and (3) by us without good cause or by him for good reason within a six month period following or at any time within the three month period prior to a change in control of Proxim.  In all cases, in accordance with SEC regulations, we have assumed that the triggering event took place on December 31, 2007 (the last business day of our last completed fiscal year).  These amounts have been calculated in accordance with Mr. Manglik’s current employment agreement described above, even though that agreement was not in effect on December 31, 2007.  For purposes of the following table, we have not included any impact due to the possible extension of the period to exercise stock options as we believe that such extension would not have a material dollar impact to us.

Type of Payment	Termination due to Death or Total Disability	Specified Termination in Absence of Change in Control	Specified Termination in Context of Change in Control
Base Salary	-	$346,500	$606,375
Bonus Payment	$346,500	$346,500	$606,375
Benefit Continuation	$14,287 (1)	$14,287 (1)	$14,287 (1)
Acceleration of Stock Options	-	$755,000 (2)	$755,000 (2)
Total	$360,787	$1,462,287	$1,982,037
___________________________________
(1)
This represents our cost of continuation of Mr. Manglik’s medical (including his eligible dependents), life, disability, and accidental death and dismemberment insurance benefits for a period of twelve months.

(2)
This amount is based on the acceleration of all of Mr. Manglik’s stock options that were unvested as of December 31, 2007.  The amount shown is the grant date fair value of the accelerated stock options computed in accordance with SFAS 123R.  For additional information on the valuation assumptions, refer to note 14 to our financial statements in our annual report on Form 10-K for the year ended December 31, 2007 as filed with the SEC.  More information about Mr. Manglik’s stock options is contained above under the heading “Outstanding Equity Awards at 2007 Fiscal Year-End.”  This amount may not correspond to the actual value that would be recognized by Mr. Manglik.

Employment Agreement with Brian J. Sereda

On August 2, 2006, Brian Sereda signed a letter employment agreement with us for Mr. Sereda to be our Chief Financial Officer and Treasurer.  He will also serve in similar positions for selected other subsidiaries of Proxim.  The employment agreement establishes an at-will employment relationship and contains no provisions for cash or other benefits to be paid upon termination of employment.

Mr. Sereda reports to Pankaj Manglik, our Chief Executive Officer.  His principal office location will be at our headquarters in San Jose, California, but he may be expected to travel from time to time.  Mr. Sereda’s annual base salary is set at $200,000 subject to future adjustment.  Mr. Sereda is eligible to receive an annual bonus with a target annual bonus of $50,000 and received a bonus of $35,250 for 2007.  Mr. Sereda is also entitled to participate in our normal benefit programs.  Mr. Sereda has signed our standard employee agreement for confidential and proprietary information, intellectual property, non-competition, and non-solicitation.

The letter employment agreement contemplates Mr. Sereda being granted an option to purchase 25,000 shares of our common stock with an exercise price equal to the fair market value of our stock on the date of grant.  The options were granted by us on August 2, 2006 with an exercise price of $1.98 per share, the fair market value of our common stock on that date.  Mr. Sereda was also granted options to purchase 25,000 shares of our common stock on May 23, 2006 and options to purchase an additional 25,000 shares of our common stock on October 11, 2007.  More details about these grants are contained under the headings “Grants of Plan-Based Awards in 2006” and “Outstanding Equity Awards at 2007 Fiscal Year-End” above.  As described in more detail in those sections, the three option agreements provide that, upon a change of control, 50% of all unvested stock options will automatically vest.  This is a standard provision in our stock option agreements used generally for our employees.

Employment Agreement with David Renauld

We entered into an amended and restated employment agreement, dated as of October 25, 2007, with David Renauld for Mr. Renauld to be our Vice President, Corporate Affairs and General Counsel reporting to our Chief Executive Officer.  This amended and restated agreement replaced Mr. Renauld’s previous employment agreement with the Company.  Mr. Renauld’s base salary is set at $194,250, and he is eligible for an annual bonus pursuant to an incentive plan to be established by our board of directors with a target annual bonus opportunity of at least 50% of Mr. Renauld’s base salary.  Mr. Renauld received a bonus of $68,473 for 2007.

Mr. Renauld receives four weeks of paid vacation per year.  Mr. Renauld is entitled to participate in our benefit programs as generally made available for executives (other than our Chief Executive Officer).

Mr. Renauld would be entitled to severance benefits if we terminate his employment without cause (as defined in the employment agreement) or if Mr. Renauld terminates his employment for good reason (as defined in the employment agreement).  The severance benefits consist of (a) continued payment of base salary for eleven months, (b) 11/12th of his annual bonus (if the payment criteria are met), (c) acceleration of any of Mr. Renauld’s stock options that would have otherwise vested during the 11-month severance period with those options remaining exercisable for the entire severance period, and (d) continued coverage during the severance period under our medical insurance plans at the same cost to Mr. Renauld as prior to termination.  Mr. Renauld’s severance benefits would be modified as described below if we terminate his employment without cause (as defined in the employment agreement) or if Mr. Renauld terminates his employment for good reason (as defined in the employment agreement) within twelve months following or three months prior to a change of control of Proxim: (a) Mr. Renauld’s base salary amount described above would be paid in a lump sum shortly after termination, (b) Mr. Renauld’s full annual target bonus amount would be paid in a lump sum shortly after termination without regard to meeting the payment criteria, and (c) all of Mr. Renauld’s unvested options would accelerate.  The amounts payable upon termination in connection with a change of control are subject to reduction to avoid excise tax but only if the reduction would cause the net after-tax benefit to Mr. Renauld to exceed the net after-tax benefit if no reduction were made.  If Mr. Renauld’s employment is terminated by us due to his death or total disability, Mr. Renauld (or his estate) would be entitled to a payment based on a pro rated amount of his target annual bonus for the year of termination (based on the number of days worked in the year of termination) that Mr. Renauld would have been entitled to receive.

Mr. Renauld has agreed to keep our information confidential.  During his employment and for one year thereafter, he agreed not to compete with us or to solicit our employees subject to the provisions of applicable law.  Mr. Renauld also agreed to assign to us any inventions and intellectual property he develops during his employment subject to the provisions of applicable law.  In general, Mr. Renauld’s right to receive severance payments from us is contingent on him complying with these obligations.

Also, upon a change of control of Proxim, 50% of all of Mr. Renauld’s unvested stock options would automatically vest.  This is a standard provision in our stock option agreements used generally for our employees.

The following table summarizes the dollar impact to us if Mr. Renauld’s employment is terminated (1) due to his death or total disability, (2) by us without good cause or by him for good reason in the absence of a change in control, and (3) by us without good cause or by him for good reason within a twelve month period following or at any time within the three month period prior to a change in control of Proxim.  In all cases, in accordance with SEC regulations, we have assumed that the triggering event took place on December 31, 2007 (the last business day of our last completed fiscal year).  These amounts have been calculated in accordance with Mr. Renauld’s employment agreement described above.  For purposes of the following table, we have not included any impact due to the possible extension of the period to exercise stock options as we believe that such extension would not have a material dollar impact to us.  These amounts all assume that Mr. Renauld does continue to comply with his confidentiality and non-competition obligations to us and that no reduction is made due to excise tax issues.

Type of Payment	Termination due to Death or Total Disability	Specified Termination in Absence of Change in Control	Specified Termination in Context of Change in Control
Base Salary	-	$178,063	$178,063
Bonus Payment	$68,473	$62,767	$97,125
Benefit Continuation	-	$10,826 (1)	$10,826 (1)
Acceleration of Stock Options	-	$18,782 (2)	$41,311 (3)
Total	$68,473	$270,438	$327,325
___________________________________
(1)	This represents our cost of continuation of Mr. Renauld’s medical insurance benefits for a period of eleven months at the same cost to Mr. Renauld.
(2)
This amount is based on the acceleration of 313 options of Mr. Renauld’s 1/30/04 grant, 2,475 options of his 9/14/05 grant, and 8,500 options of his 10/11/07 grant that were unvested as of December 31, 2007.  The amount shown is the grant date fair value of the accelerated stock options computed in accordance with SFAS 123R.  For additional information on the valuation assumptions, refer to note 14 to our financial statements in our annual report on Form 10-K for the year ended December 31, 2007 as filed with the SEC.  More information about Mr. Renauld’s stock options is contained above under the headings “Grants of Plan-Based Awards in 2007” and “Outstanding Equity Awards at 2007 Fiscal Year-End.”  This amount may not correspond to the actual value that would be recognized by Mr. Renauld.

(3)
This amount is based on the acceleration of all of Mr. Renauld’s stock options that were unvested as of December 31, 2007.  The amount shown is the grant date fair value of the accelerated stock options computed in accordance with SFAS 123R.  For additional information on the valuation assumptions, refer to note 14 to our financial statements in our annual report on Form 10-K for the year ended December 31, 2007 as filed with the SEC.  More information about Mr. Renauld’s stock options is contained above under the headings “Grants of Plan-Based Awards in 2007” and “Outstanding Equity Awards at 2007 Fiscal Year-End.”  This amount may not correspond to the actual value that would be recognized by Mr. Renauld.

Agreements with Robert Fitzgerald

During 2007, Mr. Fitzgerald was our chief executive officer and served in accordance with an employment agreement dated February 9, 2005.  Mr. Fitzgerald ceased to be a Proxim employee effective February 15, 2008.  In connection with his separation from Proxim, Mr. Fitzgerald and the Company entered into a separation agreement and release.  More details about this agreement and the actual amounts paid to Mr. Fitzgerald upon termination of his employment are contained under the heading “Material Relationships and Related Party Transactions” below.

Non-Management Directors’ Compensation for Fiscal 2007

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
John W. Gerdelman	$23,000	$30,000 (2)	$53,000
J. Michael Gullard	$2,542	$17,666 (3)	$20,208
Alan B. Howe	$18,300	$35,500 (4)	$53,800
Daniel A. Saginario	$30,082	$30,000 (5)	$60,082
Robert A. Wiedemer	$26,000	$30,000 (6)	$56,000
___________________________________
(1)
These amounts in this column reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the named directors.  All options to purchase shares of our common stock that had been granted to our directors prior to 2007 were fully vested prior to 2007.  Each of Messrs. Gerdelman, Saginario, and Wiedemer was granted a fully-vested option to purchase 15,000 shares of our common stock on May 23, 2007 with an exercise price per share of $2.31.  The grant date fair value of each of these options, computed in accordance with SFAS 123R, is $2.00.  Mr. Gullard was granted options to purchase 50,000 shares of our common stock on November 7, 2007 with an exercise price per share of $1.22, 16,666 of which options were vested as of December 31, 2007.  The grant date fair value of Mr. Gullard’s options, computed in accordance with SFAS 123R, is $1.06.  Mr. Howe was granted options to purchase 50,000 shares of our common stock on May 23, 2007 with an exercise price per share of $2.31, 16,666 of which options were vested as of December 31, 2007.  The grant date fair value of Mr. Howe’s options, computed in accordance with SFAS 123R, is $2.13.  For additional information on the valuation assumptions, refer to note 14 to our financial statements in our annual report on Form 10-K for the year ended December 31, 2007 as filed with the SEC.

(2)	As of December 31, 2007, Mr. Gerdelman had fully-vested options outstanding to purchase 57,500 shares of our common stock.
(3)
As of December 31, 2007, Mr. Gullard had vested options outstanding to purchase 16,666 shares of our common stock with 16,666 additional options vesting on November 7, 2008 and 16,668 additional options vesting on November 7, 2009.

(4)
As of December 31, 2007, Mr. Howe had vested options outstanding to purchase 16,666 shares of our common stock with 16,666 additional options vesting on May 23, 2008 and 16,668 additional options vesting on May 23, 2009.

(5)	As of December 31, 2007, Mr. Saginario had fully-vested options outstanding to purchase 76,250 shares of our common stock.
(6)           As of December 31, 2007, Mr. Wiedemer had fully-vested options outstanding to purchase 72,500 shares of our common stock.

All of the director compensation described in the foregoing table was paid and granted in accordance with our policy statement concerning the compensation of directors of Proxim who are not insiders.  This policy statement was unanimously adopted by our board of directors on February 9, 2005.  This policy statement sets out guidelines for compensation of our board members who are not employees or other insiders of Proxim.  Any board member determined by the board to be an employee or other insider of Proxim does not receive any compensation pursuant to this policy statement.

The policy statement contemplates the following cash compensation:

•	a $17,000 annual retainer for serving on the board
•	an additional $9,000 annual retainer for serving as chairperson of the board
•	an additional $7,500 annual retainer for serving as chairperson of the Audit Committee of the board
•	an additional $4,000 annual retainer for serving as a non-chair member of the Audit Committee of the board
•	an additional $2,000 annual retainer for serving as chairperson of the Compensation Committee of the board
•	an additional $1,000 annual retainer for serving as a non-chair member of the Compensation Committee of the board
•	an additional $1,000 annual retainer for serving as chairperson of the Governance and Nominating Committee of the board
•	an additional $500 annual retainer for serving as a non-chair member of the Governance and Nominating Committee of the board

No additional compensation is paid for attending board or committee meetings.  Directors are also entitled to reimbursement for expenses incurred to attend board and committee meetings held in person or otherwise incurred on our behalf.

The policy statement also contemplates the following equity compensation:

•
for each new director elected or appointed to the board, a non-qualified stock option to purchase 50,000 shares of our common stock that vests in three equal annual installments beginning on the date of grant

•
for each incumbent director, a fully vested, non-qualified stock option to purchase 15,000 shares of our common stock granted immediately following each annual meeting of stockholders, as long as the director has served at least one complete year before the date of the annual meeting and continues to serve as a director after the meeting

The exercise price for all stock options granted pursuant to this policy statement is to be the fair market value of our common stock on the date of grant.

In addition to the compensation described above, the policy statement contemplates that board members may be periodically granted special additional consideration, in cash or non-qualified stock options, in recognition of extraordinary demands, additional committee assignments, or other circumstances deserving of special consideration.

The policy statement may be altered at any time by the board of directors.  The policy statement does not constitute a contract, and the terms of the policy statement are not intended to create any binding obligations on us or enforceable rights of any director.

MATERIAL RELATIONSHIPS
AND RELATED PARTY TRANSACTIONS

In January 2008, we entered into a new employment agreement with Pankaj Manglik in connection with his promotion to President and Chief Executive Officer.  This new employment agreement replaced the one that had been entered into in May 2006.  That new agreement is summarized above under the heading “Employment Agreements, Change-of-Control Provisions, and Potential Payments upon Termination or Change of Control.”  This transaction was recommended by the Compensation Committee of our board of directors and approved by our board of directors.

In October 2007, we entered into an amended and restated employment agreement with David Renauld which replaced the one that had been entered into in December 2000.  That new agreement is summarized above under the heading “Employment Agreements, Change-of-Control Provisions, and Potential Payments upon Termination or Change of Control.”  This transaction was recommended by the Compensation Committee of our board of directors and approved by our board of directors.

In February 2008, we entered into a separation agreement and release with Robert E. Fitzgerald, who had previously been our Chief Executive Officer.  In that agreement, Proxim and Mr. Fitzgerald agreed that his last day of employment with Proxim was February 15, 2008 and that generally his perquisites of employment ended on that date.  Mr. Fitzgerald agreed to return to Proxim, on or before the date of the agreement, all property of Proxim.  The parties agreed that Proxim had continued to pay Mr. Fitzgerald his base salary through February 15, 2008 and had paid his accrued but unused paid time off in the amount of $54,918.28 (less deductions).  Proxim agreed to pay Mr. Fitzgerald, on the effective date of the agreement (seven days after execution), the sum of $727,650 (less deductions) and also the sum of $12,342.85 for disputed expense reimbursement claims.  Mr. Fitzgerald acknowledged that, other than the payments contemplated in the agreement, Proxim has paid all benefits and compensation due to Mr. Fitzgerald.  The parties agreed that all options to purchase common stock of Proxim held by Mr. Fitzgerald that were unvested on February 15, 2008 were forfeited on that date and that Mr. Fitzgerald may exercise vested stock options in accordance with the terms of the applicable stock option agreement through February 15, 2009 but in no event after the expiration date of the applicable option.  Proxim agreed to continue specified health, life, disability, and accidental death and dismemberment benefits through February 15, 2009 or to pay a lump sum equal to the economic equivalent of such coverage, which obligation will cease if and when Mr. Fitzgerald becomes covered under similar plans of a new employer.  In the agreement, Mr. Fitzgerald provided Proxim and its affiliates, directors, officers, employees, and other agents a general release from claims, from the beginning of time through February 25, 2008, that Mr. Fitzgerald may have against any of the released parties except for claims relating solely to indemnification, contribution, or insurance coverage.  The parties agreed that the provisions in Mr. Fitzgerald’s February 9, 2005 employment agreement relating to non-competition, nondisclosure, and intellectual property remain in force and effect, as do any other agreements Mr. Fitzgerald entered into with Proxim relating to inventions, non-competition, restrictive covenants, and confidential and/or proprietary information.  The separation agreement and release was approved by a transition committee of our board of directors consisting of all board members except for Mr. Fitzgerald (who was a board member at the time).

Merry Fields, LLC was formed by shareholders of a Company predecessor, Young Design, Inc., under the laws of the State of Delaware in August 2000.  Merry Fields is indirectly majority owned and controlled by Robert Fitzgerald, the Company’s previous Chief Executive Officer.  Merry Fields owns the property and land leased to Young Design, Inc. for its Falls Church, Virginia operation.  Young Design had originally guaranteed Merry Fields’ obligations under the loan Merry Fields had received to acquire that property and land.  During the year ended December 31, 2005, the guarantee obligation was removed.  The property lease for the approximately 15,000 square foot facility commenced on January 1, 2001 and terminates on December 31, 2010.  The lease provides for base monthly rent payments of $20,625 with a 3% fixed annual increase after the base year.  There were no amounts due at year end, and payments under the lease totaled approximately $287,600 during the year ended December 31, 2007.  This lease was entered into back in 2001 when Young Design, Inc. was a private company.

Lloyd I. Miller, III, one of our significant stockholders, and a company controlled by him were two of the parties who purchased common stock and warrants from us in a private placement in July 2007.  In that transaction, we sold 4.3 million shares for an aggregate purchase price of $7.525 million and issued warrants to purchase 2.15 million shares of our common stock at an exercise price of $2.45 per share.  Mr. Miller, personally and through his company, acquired a total of 1,850,000 of the 4.3 million shares issued for an aggregate purchase price of $3,237,500 and received warrants to purchase an aggregate of 925,000 shares of our common stock.  The documentation for that private placement contains various representations, warranties, covenants, indemnifications, and other terms relating to the private placement.  In particular, the purchasers of the stock agreed not to engage in a variety of short sale transactions unless the bid price per share of our common stock is greater than $3.00 or we fail to keep effective the registration statement relating to the stock and warrants when we are required to be so.  We agreed not to enter into a variety of variable rate transactions on or before July 1, 2009.  For one year after closing, we granted the purchasers rights of first refusal and participation relating to any subsequent capital-raising transaction in which the effective price per share is $2.70 or less.  We also entered into a registration rights agreement in which we agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission within thirty days after the closing of the private placement to register the resale of the shares and the shares of common stock issuable upon exercise of the warrants.  We did file that registration statement, and it has been declared effective.  In November 2007, we repurchased all the common stock (and received back for cancellation all warrants) that had been issued in the private placement to all participants other than Mr. Miller and his company, who elected not to participate in the repurchase.  Mr. Miller holds no board or management position with our company.  Both Messrs. Gullard and Howe were originally nominated for election as a director of the Company on the recommendation of Mr. Miller.  The private placement was approved by our board of directors.

We do not have a written policy specifically addressing approval of related party transactions because we rarely have had such situations arise.  Our Statement of Business Conduct and Code of Ethics contains provisions specifically addressing actual or apparent conflicts of interest that could affect the duty of loyalty we believe all of our directors, officers, and employees owe the Company.  Under that policy, all actual and reasonably apparent conflicts of interest must be promptly disclosed and terminated unless approved.  Such approvals must be made by (i) our Chief Executive Officer in the case of a Company employee, (ii) the Chairperson of our Audit Committee in the case of a Company officer, or (iii) the non-interested members of our Board of Directors in the case of a director.  In general, under its written charter, our Audit Committee is responsible for monitoring compliance with this policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND OUR DIRECTORS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our outstanding common stock as of March 28, 2008 (unless otherwise noted) by:

•	each person or group that we know owns more than 5% of our common stock,
•	each of our current directors,
•	each of our named executive officers, and
•	all of our current directors and executive officers as a group.

Beneficial ownership is determined under rules of the SEC and includes shares over which the beneficial owner exercises voting or investment power.  The percentage beneficially owned by each person is based upon 23,519,069 shares of our common stock outstanding on March 28, 2008.  Shares of common stock that we may issue upon the exercise of options or warrants currently exercisable or exercisable within 60 days of March 28, 2008 are deemed outstanding for computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.  Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power over the number of shares listed opposite their names.  Unless we otherwise indicate, the address for each 5% stockholder is 2115 O’Nel Drive, San Jose, CA 95131.

Name of Beneficial Owner	Shares Issuable pursuant to Options and Warrants Exercisable within 60 days of March 28, 2008	Number of Shares Beneficially Owned (Including the Number of Shares shown in the first column)	Percentage of Shares Outstanding
Lloyd I. Miller, III 4550 Gordon Drive Naples, FL 34102 (1)	925,000	4,478,940	18.3%
Milfam II L.P. (same address as Mr. Miller) (1)	462,500	2,306,939	9.6%
Robert E. Fitzgerald 3011 Cedarwood Lane Falls Church, VA 22042 (2)	590,000	3,154,900	13.1%
Concorde Equity II, LLC (same address as Mr. Fitzgerald) (2)	0	2,168,840	9.2%
Funds managed by Mobius Venture Capital 1050 Walnut Street, Ste 210 Boulder, CO 80302 (3)	0	1,789,347	7.6%
Pankaj Manglik	449,986	449,986	1.9%
Brian J. Sereda (4)	29,374	36,374	*
David L. Renauld (5)	116,389	126,364	*
John W. Gerdelman	57,500	57,500	*
J. Michael Gullard	16,666	16,666	*
Alan B. Howe	33,332	36,632	*
Daniel A. Saginario	76,250	78,750	*
Robert A. Wiedemer	72,500	72,575	*
All current executive officers and directors as a group (9 persons)	851,997	874,847	3.6%
____________________________
*	Less than 1%.
(1)
The number of shares beneficially owned by Mr. Miller is based solely on information contained in the public filings made by Mr. Miller with the SEC, particularly the Form 5 filed by Mr. Miller with the SEC on February 14, 2008 and the Schedule 13D/A filed by Mr. Miller with the SEC on February 14, 2008.  Based on these filings, we believe that (1) Mr. Miller directly owns 1,189,963 shares of our common stock and has the right to acquire an additional 462,500 shares of our common stock upon exercise of warrants; (2) Mr. Miller has sole voting and dispositive power of the 1,844,439 shares of our common stock owned by Milfam II L.P. and the additional 462,500 shares of our common stock that may be acquired upon exercise of warrants held by Milfam II L.P.; and (3) Mr. Miller has shared voting and dispositive power of the 519,538 shares of our common stock owned by Trust A-4.  Mr. Miller disclaims beneficial ownership of the shares beneficially held by Milfam II L.P. and Trust A-4 except to the extent of his pecuniary interest in those shares.
(2)
Mr. Fitzgerald was our Chief Executive Officer in 2007 and ceased to be a Proxim employee in February 2008.  The number of shares beneficially owned by Mr. Fitzgerald and Concorde Equity II, LLC and description in this footnote is based on information contained in public filings made by Mr. Fitzgerald and/or Concorde Equity II with the SEC and information made known to us while Mr. Fitzgerald was a Proxim employee.  Mr. Fitzgerald is President and Managing Member of Concorde Equity II.  Mr. Fitzgerald has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, the shares beneficially owned by Concorde Equity II.  The number of shares shown as beneficially owned by Mr. Fitzgerald includes the shares shown as beneficially owned by Concorde Equity II.  Mr. Fitzgerald disclaims beneficial ownership of the shares beneficially held by Concorde Equity II, except to the extent of his pecuniary interest in those shares.  The number of shares shown as beneficially owned by Mr. Fitzgerald also includes 300,000 owned by the Concorde Foundation as Mr. Fitzgerald has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, the shares beneficially owned by the Concorde Foundation.  Mr. Fitzgerald disclaims beneficial ownership of the shares beneficially held by the Concorde Foundation except to the extent of his pecuniary interest in those shares.

(3)
The number of shares beneficially owned by funds managed by Mobius Venture Capital is based solely on information contained in the Schedule 13G/A filed by Mobius Venture Capital with the SEC on February 11, 2008.

(4)	Mr. Sereda has joint ownership and shared voting and investment power with his wife with respect to 7,000 shares of our common stock.
(5)	Mr. Renauld has joint ownership and shared voting and investment power with his wife with respect to 9,925 shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of our common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock.  Each Reporting Person is required by SEC regulation to furnish us with copies of these Section 16(a) reports.  Based on our records and other information, we believe that all of these filing requirements were met with respect to our last fiscal year (which ended on December 31, 2007) except that Alan Howe was late in filing his initial statement of beneficial ownership of our securities after he was elected to the board in May 2007.

INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Fitzgerald, Snyder & Co., P.C., independent certified public accountants, served as our auditors for the fiscal year ended December 31, 2007.  We have selected Fitzgerald, Snyder & Co., P.C., independent certified public accountants, as our auditors for the fiscal year ending December 31, 2008.  We do not expect a representative of Fitzgerald, Snyder & Co., P.C. to be present at the annual meeting.

Audit and Other Fees Paid to Independent Accountant

The following is a summary of the fees billed to us by Fitzgerald, Snyder & Co., P.C. for professional services rendered for the fiscal years ended December 31, 2007 and December 31, 2006:

Fee Category	Fiscal 2007 Fees	Fiscal 2006 Fees
Audit Fees	$266,165	$240,963
Audit-Related Fees	7,500	10,407
Tax Fees	17,775	23,564
All Other Fees	16,656	-
Total Fees	$308,096	$274,934

Audit Fees.    Consists of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Fitzgerald, Snyder & Co., P.C. in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit

Fees.”  In fiscal 2007, the $7,500 of fees related to the audit of our 401(k) plan’s financial statements.  In fiscal 2006, the $10,407 of fees related to the audit of our 401(k) plan’s financial statements.

Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice, and tax planning.  These services include preparation of federal and state income tax returns.

All Other Fees.    Consists of fees for products and services other than the services reported above.  In fiscal 2007, the $16,656 of fees consisted of $13,934 in travel expenses, $2,522 in computer and word processing charges, and $200 of outside consulting expense.  In fiscal 2006, there were none of these fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services, and other services.  Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date.  The Audit Committee may also pre-approve particular services on a case-by-case basis.

No audit-related fees, tax fees, or other fees were approved by our Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

SHAREHOLDER PROPOSALS

Any stockholder who wishes to submit a proposal for action to be included in our proxy statement and form of proxy relating to our 2009 annual meeting of stockholders is required to submit such proposal to our Secretary at 881 North King Street, Suite 100, Northampton, MA 01060 on or before December 13, 2008.

Any stockholder that intends to present a proposal that will not be included in the proxy statement for our 2009 annual meeting must submit such proposal to our Secretary at 881 North King Street, Suite 100, Northampton, MA 01060 not later than February 21, 2009 nor earlier than January 22, 2009.  Proposals submitted after February 21, 2009 will be considered untimely for purposes of Rule 14a-5(e)(2) under the Securities Exchange Act of 1934, as amended, and our by-laws.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ David L. Renauld

April 11, 2008	David L. Renauld, Secretary

A copy (without exhibits) of Proxim’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 28, 2008, for the year ended December 31, 2007 has been mailed to each stockholder with this proxy statement.  Proxim will provide, without charge, a copy of Proxim’s Form 10-K to any stockholder upon written request by the stockholder.  Requests should be addressed to David L. Renauld, Proxim Wireless Corporation, 881 North King Street, Suite 100, Northampton, MA 01060.

APPENDIX A

PROXIM WIRELESS CORPORATION

2004 STOCK PLAN

(as amended to date)

1.           Purpose.  This 2004 Stock Plan is designed to enable Proxim Wireless Corporation and its Affiliates to attract and retain capable key employees, officers, directors and consultants and to motivate such persons to exert their best efforts on behalf of the Company by providing them with compensation in the manner provided in this Plan.

2.           Definitions.

"Act" means the Securities Exchange Act of 1934, as amended.

"Award" means Common Stock awarded under this Plan.

"Affiliate" means any parent corporation or subsidiary corporation of the Company as those terms are defined in Section 424 of the Code.

"Board" means the Board of Directors of the Company.

"Code" means the Internal Revenue Code of 1986, as amended.

"Committee" means the committee established to administer this Plan as provided in Section 3 or, if no such committee is established, the Board.

"Common Stock" means shares of common stock of the Company and such substitutions therefor as are determined by the Committee pursuant to Section 11 to be appropriate.

"Company" means Proxim Wireless Corporation, a Delaware corporation.

"Date of Grant" means the date on which the Committee authorizes the grant of a Stock Right, or such later date as may be specified by the Committee at the time of such authorization.

"Disability" means a disability that entitles the Grantee to disability income benefits under the terms of any long-term disability plan maintained by the Company which covers the Grantee, or if no such plan exists or is applicable to the Grantee, the permanent and total disability of the Grantee within the meaning of Section 22(e)(3) of the Code.

“Disqualifying Disposition" means any disposition (including any sale) by an Optionee of Common Stock acquired pursuant to the exercise of an ISO before the later of (a) two years after the Date of Grant of the ISO or (b) one year after the date the Optionee acquired such Common Stock by exercising the ISO.  The foregoing rules do not apply to dispositions of Common Stock after the death of an Optionee by his or her estate or by a person who acquired the Common Stock or the right to exercise the ISO by bequest or inheritance or by reason of the death of the Optionee.

"Grantee" means a person to whom a Stock Right has been granted under this Plan.

"ISO" means an Option which qualifies as an incentive stock option under Section 422(b) of the Code.

"Non-Qualified Option" means an Option which does not qualify as an ISO.

"Option" means a right to purchase Common Stock granted pursuant to this Plan.

"Optionee" means a person to whom an Option has been granted under this Plan.

"Plan" means the Proxim Wireless Corporation 2004 Stock Plan.

"Purchase" means the right to make a direct purchase of Common Stock granted pursuant to this Plan.

"Stock Appreciation Right" means a right granted under Section 7.

"Stock Rights" collectively refers to Options, Awards, Purchases and Stock Appreciation Rights.

3.           Administration of the Plan.

(a)           The Board may administer this Plan or may appoint a Committee to administer this Plan.  Members of the Committee, while members, will be eligible to participate in this Plan only as provided in Section 3(d).  Subject to any limits or restrictions imposed by the Board from time to time (which limits or restrictions may be amended and/or removed by the Board at any time), the Committee will have the authority to (i) determine the employees and other persons to whom Stock Rights may be granted; (ii) determine when Options, Awards and Stock Appreciation Rights may be granted or Purchases made; (iii) determine the purchase price, if any, of Stock Rights and the shares underlying them; (iv) determine the other terms and provisions of each Stock Right (which may vary among Grantees in the Committee's discretion), including but not limited to the timing, vesting and duration of the exercise period and the nature and duration of transfer and/or forfeiture restrictions; (v) amend, modify, convert, or replace any Stock Right to the extent allowed by law, (vi) accelerate a Stock Right exercise date in whole or in part, subject only to the ISO acceleration provisions of Section 422(d) of the Code (if applicable); (vii) employ attorneys, consultants, accountants or other persons upon whose advice the Committee may rely; (viii) establish the maximum aggregate number of Stock Appreciation Rights which may be granted under this Plan from time to time; and (ix) interpret this Plan and prescribe and rescind rules and regulations relating to it.  All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding on all parties, unless otherwise determined by the Board.

(b)           No member of the Board or the Committee will be liable for any action or determination made in good faith with respect to this Plan or any Stock Right granted under it.  Each member of the Committee will be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by such member or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with this Plan unless arising out of such member's own fraud or bad faith.  Such indemnification will be in addition to any rights of indemnification the members of the Committee may have as directors or otherwise under the by-laws of the Company, or any agreement, vote of stockholders or disinterested directors, or otherwise.

(c)           The Committee may select one of its members as its chair, and will hold meetings at its discretion.  A majority of the Committee will constitute a quorum.  The acts of a majority of the members of the Committee present at any meeting at which a quorum is present or acts approved in writing by a majority of the members of the Committee will be the valid acts of the Committee.  From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and appoint replacement members, fill vacancies however caused, and remove all members of the Committee and thereafter directly administer this Plan.

(d)           Stock Rights may be granted to members of the Committee pursuant to this Plan if such grants have been approved by a majority vote of the disinterested members of the Board.

4.           Stock.

(a)           The aggregate number of shares of Common Stock which may be issued under this Plan is Four Million Six Hundred Fifty Thousand (4,650,000), subject to adjustment as provided in Section 11.  The

Committee may grant Options and Stock Appreciation Rights and may authorize Purchases and Awards with respect to such shares in such combinations and for such amount of shares as it determines are appropriate, provided that the aggregate number of shares issuable upon exercise of such Options, Purchases and Stock Appreciation Rights and upon grant of such Awards does not exceed such number, as adjusted.  Stock subject to Stock Rights may be authorized but unissued shares of Common Stock or Common Stock held in the treasury of the Company.  If any Stock Right expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, or if the Company reacquires any unvested shares issued pursuant to Stock Rights, then the unexercised shares subject to such Stock Right and any unvested shares so reacquired by the Company will again be available for grants of Stock Rights.

(b)           In no event may any Grantee or other Plan participant be granted Stock Rights (including Stock Appreciation Rights) with respect to more than 500,000 shares of Common Stock (which number may be adjusted by the Committee as contemplated in Section 11) in any calendar year.  The number of shares of Common Stock relating to a Stock Right granted to a Grantee in a calendar year that is subsequently forfeited, cancelled, or otherwise terminated shall continue to count toward the foregoing limitation in such calendar year.  In addition, if the exercise price of a Stock Right is subsequently reduced, the transaction shall be deemed a cancellation of the original Stock Right and the grant of a new one so that both transactions shall count toward the maximum shares issuable in the calendar year of each respective transaction.

5.           Granting of Stock Rights; Eligibility.   The Committee is authorized to grant Stock Rights to such employees, consultants, officers and directors (whether or not an employee) of the Company or its Affiliates at such time or times as it may determine, all in its sole discretion.  Each Stock Right will be evidenced by a written agreement in such form as the Committee may from time to time approve.  Each agreement for an ISO will require the Optionee to notify the Company in writing immediately after the Optionee makes a Disqualifying Disposition of any Common Stock acquired pursuant to the exercise of the ISO.  The Committee may from time to time confer authority on one or more of its own members and/or one or more officers of the Company to execute and deliver such agreements.  The officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of each agreement entered into pursuant to this Plan.

6.           Option Price and Term; ISO Limitations.

(a)           The exercise price for each Option to acquire a share of the Company’s Common Stock will be at least equal to the fair market value per share of that Common Stock on the Date of Grant.  However, if the Optionee owns more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price for an ISO share must be at least one hundred ten percent (110%) of the fair market value per share on the Date of Grant, determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

(b)           Each Option will expire on the date specified by the Committee.  However, any ISOs granted to an employee owning more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate must expire not more than five years from the Date of Grant and all other ISOs must expire not more than ten years from the Date of Grant.

(c)           ISOs may be granted only to employees of the Company or an Affiliate.  Non-Qualified Options may be granted to any director or officer (whether or not an employee), employee or consultant of the Company or an Affiliate.

(d)           To the extent that the aggregate fair market value (determined as of the Date of Grant) of Common Stock with respect to which ISOs (determined without regard to this paragraph) are exercisable for the first time by any Optionee during any calendar year under all plans of the Company and its Affiliates exceeds $100,000, such ISOs will be treated as Non-Qualified Options.

(e)           The fair market value of a share of Common Stock on the Date of Grant will be the closing price on such date on the securities market where the Common Stock of the Company is traded, or if there were no sales on the Date of Grant, on the next preceding date within a reasonable period (as determined in the sole discretion of the Committee) on which there were sales.  In the event that there were no sales in such a market within a reasonable period or if the Common Stock is not publicly traded on the Date of Grant, the fair market value will be as determined in good faith by the Committee in its sole discretion after taking into consideration all factors which it deems appropriate including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

7.           Stock Appreciation Rights.

(a)           The Committee will have the authority to grant Stock Appreciation Rights with or apart from the grant of Options under this Plan.  Stock Appreciation Rights may be paid in cash or shares of Common Stock, or any combination of each, as the Committee may determine and will be subject to such terms and conditions as the Committee may specify.

(b)           Each Stock Appreciation Right granted with a specified Option will entitle the Grantee to receive the following amount if and when the specified Option becomes exercisable: unless the Committee determines otherwise, the amount to be received by the Grantee will equal the difference between (i) the fair market value of a share of Common Stock on the date of exercise of the Right and (ii) the exercise price of a share under the specified Option.

(c)           Each Stock Appreciation Right granted without reference to a specified Option will entitle the Grantee to receive, unless the Committee determines otherwise, the difference between (i) the fair market value of a share of Common Stock on the date of exercise of the Right and (ii) the fair market value of a share of Common Stock on the date the Right was granted.

(d)           Notwithstanding the foregoing, for those Grantees subject to Section 16(b) of the Act, any transaction involving the exercise of a Stock Appreciation Right will be structured to satisfy the requirements of Rule 16b-3.

8.           Means of Exercising Stock Rights.  To exercise a Stock Right (or any part thereof), a Grantee must give written notice to the Company at its designated office address identifying the Stock Right being exercised, specifying the portion of the Stock Right being exercised (including the number of shares, if any, for which Stock Right is being exercised), and accompanied by full payment of the purchase price (if any) either (a) in United States cash or cash equivalent or (b) at the discretion of the Committee, (i) in shares of Common Stock having a fair market value on the date of exercise equal to the exercise price of the Stock Right, (ii) by delivery of the Grantee’s promissory note to the Company in an amount equal to the exercise price of the Stock Right, (iii)  by written notice to the Company to withhold from those shares of Common Stock that would otherwise be obtained on the exercise of such Stock Right the number of shares having a fair market value on the date of exercise equal to the exercise price, (iv) in cash by a broker-dealer acceptable to the Company to whom the Grantee has submitted an irrevocable notice of exercise, or (v) by any combination of the foregoing.  The holder of a Stock Right will not have the rights of a shareholder with respect to any shares covered by the Stock Right until the date of issuance of a stock certificate for such shares.  Except as otherwise determined by the Committee, no adjustment will be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

9.           Termination of Employment; Limitations on Exercise.  Upon termination of a Grantee's employment with or service to the Company, (a) no further vesting of the Grantee's Options and Stock Appreciation Rights will occur subsequent to the date of termination, (b) the Grantee's ISOs will terminate on the earlier of (i) their specified expiration dates, (ii) in the case of a termination due to the Grantee’s death or Disability, one (1) year after the date of termination, or (iii) in the case of termination for any other reason, on the date three months after the date of termination, (c) the Grantee's Non-Qualified Stock Options and Stock Appreciation Rights will terminate one (1) year after the date of termination or on their specified expiration dates, if earlier, except to the extent otherwise provided by the Committee, and (d) all other types of Stock Rights will immediately terminate and cease to be exercisable except to the extent otherwise provided by the Committee.   Nothing in this Plan will be deemed to give any Grantee the right to continued employment with the Company.

10.           Assignability.  No Stock Right will be assignable or transferable by a Grantee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution or as permitted by the Committee in a specific situation.  During the lifetime of the Grantee no Stock Right will be exercisable by or payable to anyone other than the Grantee or his legal representative or permitted assignee.

11.           Adjustments.  Notwithstanding any other provision of this Plan, the Committee shall at any time make or provide for such adjustments to this Plan, to the number and class of shares available under this Plan or to any outstanding Stock Rights, as it deems appropriate to prevent dilution or enlargement of rights, including adjustments in the event of distributions to holders of Common Stock of other than a normal cash dividend, and changes in the outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations and the like.  In the event of any general offer to holders of Common Stock relating to the acquisition of their shares, the Committee may make such adjustment as it deems equitable in respect of outstanding Stock Rights including, in the Committee's discretion, revision of outstanding Stock Rights so that they may be exercisable for the consideration payable in the acquisition transaction.  Any such determination by the Committee will be conclusive.

12.           Amendment of Plan.  The Board may terminate or amend this Plan in any manner allowed by law at any time, provided that no amendment to this Plan will be effective without approval of the stockholders of the Company if stockholder approval of the amendment is then required under Rule 16b-3 of the Act, Sections 162(m) or 422 of the Code, the rules of any stock exchange or other applicable federal or state law.  In no event may action of the Board or stockholders adversely alter or impair the rights of a Grantee, without the Grantee’s consent, under any Stock Right previously granted to such Grantee.  Stock Rights may be granted prior to the date of stockholder approval of this Plan.

13.           Application Of Funds.  All proceeds received by the Company with respect to Stock Rights will be used for general corporate purposes.

14.           Governmental Regulation.  The Company's obligation to sell and deliver shares of Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares and the availability of federal and appropriate state securities law registrations, qualifications, and/or exemptions.

15.           Withholding of Additional Income Taxes.  It will be a condition of the Company's obligation to issue Common Stock or make any payment upon exercise of a Stock Right that the person exercising the Stock Right pay, or make provision satisfactory to the Company for the payment of, any taxes which the Company is obligated to collect in connection with such issuance or payment.

16.           Governing Law.  This Plan and any agreements entered into under this Plan will be governed and construed in accordance with the laws of the State of Delaware.

17.           Effective Date.  This Plan is effective as of August 5, 2004, the date of its adoption by the Board.  Unless previously terminated, the Plan will terminate at midnight on August 4, 2014 and no Stock Right may be granted after such date.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY PROXIM WIRELESS CORPORATION	For	With- hold	For All Except
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2008	ITEM 1: To vote to elect each of John W. Gerdelman, J. Michael Gullard, Alan B. Howe, Pankaj S. Manglik, and Robert A. Wiedemer as a director.	☐	☐	☐
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	INSTRUCTION:To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
The undersigned hereby constitutes and appoints Pankaj S. Manglik and Brian J. Sereda, and each or any one of them, as proxies of the undersigned, with full power of substitution, to represent and vote, as directed below, all of the shares of stock of Proxim Wireless Corporation (the “Company”) held of record by the undersigned at the close of business on March 28, 2008 at the Annual Meeting of the Stockholders of the Company to be held on May 21, 2008, or at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present, as follows:

The shares represented by this proxy will be voted as directed.  If no directions are given, the shares represented by this proxy will be voted FOR the proposals in Items 1, 2, 3, and 4.

ITEM 2:  To approve an amendment to the Company’s 2004 Stock Plan increasing the shares issuable thereunder by 1,500,000.

ITEM 3:  To approve an amendment to our 2004 Stock Plan to require that both incentive stock options and non-qualified stock options have an exercise price at least equal to the fair market value of the Company’s common stock on the date of grant.

ITEM 4:  To require the committee administering the 2004 Stock Plan to make equitable adjustments to outstanding stock rights in the event of specified non-routine dividends and changes in the Company’s common stock (as opposed to such adjustments being optional).
		For ☐ ☐ ☐	Against ☐ ☐ ☐	Abstain ☐ ☐ ☐

This proxy also confers authority to vote the shares represented hereby on whatever other business may properly be brought before the meeting or any postponement or adjournment thereof.  The Board of Directors at present knows of no other business to be brought before the meeting, but if any other business is properly brought before the meeting, the shares represented by this proxy will be voted in accordance with the best judgment of the persons named in this proxy.

The undersigned hereby revoke(s) all other proxies previously given by the undersigned in connection with this meeting.

Please be sure to sign and date this Proxy in the box below.	Date
Stockholder sign above Co-holder (if any) sign above

Ç  Detach above card, sign, date and mail in postage paid envelope provided.  Ç

PROXIM WIRELESS CORPORATION

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING.  PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING.  THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED AND MAY BE WITHDRAWN IF YOU ELECT TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON.

Please sign exactly as your name appears on the stock certificates.  If stock is jointly held, each joint owner should sign.  If signing for a corporation or a partnership, or as attorney or fiduciary, indicate your full title.  If more than one fiduciary is involved, all should sign.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.